Filed Pursuant to Rule 424(b)(5)
Registration No. 333-220257

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 10, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated August 30, 2017)

$            Floating Rate Notes due 2021

We are offering $        aggregate principal amount of our Floating Rate Notes due 2021 (the “notes”).

The notes will bear interest at a per annum rate equal to the 3 Month LIBOR Rate (as defined in this prospectus supplement), which rate will be reset quarterly as described in this prospectus supplement, plus              basis points, and will mature on                 , 2021. Interest on the notes will accrue from                 , 2017 and will be payable quarterly in arrears on                 ,                 ,                   and                 of each year, beginning on                 ,                 , and at maturity, subject to possible adjustment of such interest payment dates as described herein.

The notes will not be subject to redemption at our option. The notes will be our unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness and guarantees.

Investing in the notes involves risks. See the “Risk Factors” section on page S-9 of this prospectus supplement.

	Per Note		Total
Public Offering Price(1)		%	$
Underwriting Discount		%	$
Proceeds to Sempra Energy (before expenses)(1)		%	$

(1)	Plus accrued interest from , 2017, if settlement occurs after that date.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about                 , 2017.

Joint Book-Running Managers

J.P. Morgan	Mizuho Securities

                    , 2017

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the notes. If the description of the notes or the offering of the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and any such free writing prospectus is accurate only as of their respective dates and the information contained in documents incorporated by reference is accurate only as of the respective dates of those documents, in each case regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any such free writing prospectus or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT

S-i

The distribution of this prospectus supplement, the accompanying prospectus and any related free writing prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement, the accompanying prospectus and any such free writing prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting (Conflicts of Interest).”

This prospectus supplement and the accompanying prospectus are not prospectuses for the purpose of the Prospectus Directive as implemented in Member States of the European Economic Area (the “EEA”). Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of the notes through any financial intermediary, other than offers made by underwriters or any dealers involved in the offering and sale of the notes which constitute the final placement of the notes contemplated in this prospectus supplement and the accompanying prospectus.

The communication of this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”)), or within Article 49(2)(a) to (d) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

S-ii

FORWARD-LOOKING STATEMENTS AND MARKET DATA

This prospectus supplement, the accompanying prospectus and the documents they incorporate by reference contain, and any related free writing prospectus issued by us may contain, statements that are not historical fact and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions with respect to the future, involve risks and uncertainties, and are not guarantees of performance. Future results may differ materially from those expressed in the forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the respective dates of the documents in which such forward-looking statements appear. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or other factors.

When we use words such as “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” “contemplates,” “assumes,” “depends,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “target,” “pursue,” “outlook,” “maintain,” or similar expressions, or when we discuss our guidance, strategy, plans, goals, opportunities, projections, initiatives, objectives or intentions, we are making forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the proposed merger involving Sempra Energy, Energy Future Holdings Corp., or EFH, and EFH’s indirect interest in Oncor Electric Delivery Company LLC, or Oncor, including future financial or operating results of Sempra Energy or Oncor, Sempra Energy’s, EFH’s or Oncor’s plans, objectives, expectations or intentions, the expected financing plans for the transaction, the anticipated impact of the transaction, if consummated, on the credit ratings of Sempra or Oncor, the expected timing of completion of the transaction, and other statements that are not historical facts.

Important factors that could cause actual results and future actions to differ materially from those indicated by any such forward-looking statements include risks and uncertainties relating to:

•	the risk that Sempra Energy, EFH or Oncor may be unable to obtain bankruptcy court and governmental and regulatory approvals required for the merger, or that required bankruptcy court and governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the transaction or be onerous to Sempra Energy;

•	the risk that a condition to closing of the merger may not be satisfied, including receipt of a satisfactory supplemental private letter ruling from the Internal Revenue Service;

•	the risk that the transaction may not be completed for other reasons, or may not be completed on the terms or timing currently contemplated;

•	the risk that the businesses will not be integrated successfully or may be subject to unexpected or previously unknown risks or liabilities;

•	the risk that the anticipated benefits from the transaction may not be fully realized or may take longer to realize than expected;

•	the risk that Sempra Energy may be unable to obtain the external financing necessary to pay the consideration and expenses related to the merger on terms favorable to Sempra Energy, if at all;

•	disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; and

•	the diversion of management time and attention to merger-related issues and related legal, accounting and other costs, whether or not the merger is completed.

Additional factors, among others, that could cause our actual results and future actions to differ materially from those described or implied in forward-looking statements include:

•	actions and the timing of actions, including decisions, new regulations, and issuances of permits and other authorizations by the California Public Utilities Commission, U.S. Department of Energy, California Division of Oil, Gas, and Geothermal Resources, Federal Energy Regulatory Commission, U.S. Environmental Protection Agency, Pipeline and Hazardous Materials Safety Administration, Los Angeles County Department of Public Health, states, cities and counties, and other regulatory and governmental bodies in the United States and other countries in which we operate;

•	the timing and success of business development efforts and construction projects, including risks in obtaining or maintaining permits and other authorizations on a timely basis, risks in completing construction projects on schedule and on budget, and risks in obtaining the consent and participation of partners;

•	the resolution of civil and criminal litigation and regulatory investigations;

•	deviations from regulatory precedent or practice that result in a reallocation of benefits or burdens among shareholders and ratepayers; modifications of settlements; and delays in, or disallowance or denial of, regulatory agency authorizations to recover costs in rates from customers (including with respect to regulatory assets associated with the San Onofre Nuclear Generating Station facility and 2007 wildfires) or regulatory agency approval for projects required to enhance safety and reliability;

•	the availability of electric power, natural gas and liquefied natural gas, and natural gas pipeline and storage capacity, including disruptions caused by failures in the transmission grid, moratoriums or limitations on the withdrawal or injection of natural gas from or into storage facilities, and equipment failures;

•	changes in energy markets; volatility in commodity prices; moves to reduce or eliminate reliance on natural gas; and the impact on the value of our investment in natural gas storage and related assets from low natural gas prices, low volatility of natural gas prices and the inability to procure favorable long-term contracts for storage services;

•	risks posed by actions of third parties who control the operations of our investments, and risks that our partners or counterparties will be unable or unwilling to fulfill their contractual commitments;

•	weather conditions, natural disasters, accidents, equipment failures, computer system outages, explosions, terrorist attacks and other events that disrupt our operations, damage our facilities and systems, cause the release of greenhouse gases, radioactive materials and harmful emissions, cause wildfires and subject us to third-party liability for property damage or personal injuries, fines and penalties, some of which may not be covered by insurance (including costs in excess of applicable policy limits) or may be disputed by insurers;

•	cybersecurity threats to the energy grid, storage and pipeline infrastructure, the information and systems used to operate our businesses and the confidentiality of our proprietary information and the personal information of our customers and employees;

•	capital markets and economic conditions, including the availability of credit and the liquidity of our investments; and fluctuations in inflation, interest and currency exchange rates and our ability to effectively hedge the risk of such fluctuations;

•	changes in the tax code as a result of potential federal tax reform, such as the elimination of the deduction for interest and non-deductibility of all, or a portion of, the cost of imported materials, equipment and commodities;

•	changes in foreign and domestic trade policies and laws, including border tariffs, revisions to favorable international trade agreements, and changes that make our exports less competitive or otherwise restrict our ability to export;

•	the ability to win competitively bid infrastructure projects against a number of strong and aggressive competitors;

•	expropriation of assets by foreign governments and title and other property disputes;

•	the impact on reliability of San Diego Gas & Electric Company’s (“SDG&E”) electric transmission and distribution system due to increased amount and variability of power supply from renewable energy sources;

•	the impact on competitive customer rates due to the growth in distributed and local power generation and the corresponding decrease in demand for power delivered through SDG&E’s electric transmission and distribution system and from possible departing retail load resulting from customers transferring to Direct Access and Community Choice Aggregation or other forms of distributed and local power generation and the potential risk of nonrecovery for stranded assets and contractual obligations; and

•	other uncertainties, some of which may be difficult to predict and are beyond our control.

Investing in the notes involves risk. You should review and consider carefully the risks, uncertainties and other factors that affect our business as described herein and in the “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and other sections in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. These risks, uncertainties and other factors could cause you to suffer a loss of all or part of your investment in the notes. Before making an investment decision, you should carefully consider these factors and risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus issued by us. Risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, financial results and the value of the notes.

We caution you not to rely unduly on any forward-looking statements. You should review and consider carefully the risks, uncertainties and other factors that affect our business as described herein and in our reports and other documents on file with the SEC, that are incorporated by reference into this prospectus supplement and the accompanying prospectus. You may obtain copies of these reports and documents as described under “Where You Can Find More Information” in the accompanying prospectus.

This prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in the accompanying prospectus include information concerning the industry and markets in which we and Oncor operate. The information concerning Sempra’s industry and markets is based on data obtained from third party sources and, in certain cases, management estimates, and we believe that the information concerning Oncor is derived from similar sources. Some of this information is subject to assumptions, estimates and other uncertainties and we have not independently verified any of the information provided by third party sources or regarding Oncor. Accordingly, you should not place undue reliance on any of this information.

SUMMARY INFORMATION

The following information supplements, and should be read together with, the information contained in the accompanying prospectus and the documents incorporated by reference therein. You should carefully read this prospectus supplement and the accompanying prospectus, as well as the documents they incorporate by reference and any related free writing prospectus issued by us, before making an investment decision. Unless we state otherwise or the context otherwise requires, references appearing in this prospectus supplement to “we,” “us” and “our” should be read to refer to Sempra Energy and its subsidiaries.

Sempra Energy

Sempra Energy, based in San Diego, California, is a Fortune 500 energy-services holding company whose operating units invest in, develop and operate energy infrastructure, and provide gas and electricity services to their customers in North and South America. Our operating units are Sempra Utilities, which includes our Southern California Gas Company, San Diego Gas & Electric Company and Sempra South American Utilities reportable segments; and Sempra Infrastructure, which includes our Sempra Mexico, Sempra LNG & Midstream and Sempra Renewables reportable segments.

Our California utility subsidiaries, Southern California Gas Company and San Diego Gas & Electric Company, serve a population of approximately 25 million. Natural gas service is provided throughout Southern California and portions of Central California through approximately 6.8 million meters. Electric service is provided throughout San Diego County and an adjacent portion of Orange County, both in Southern California, through approximately 1.4 million meters.

Our principal executive offices are located at 488 8th Avenue, San Diego, California 92101, and our telephone number is (619) 696-2000.

Recent Developments

Proposed Acquisition of Energy Future Holdings Corp.

On August 21, 2017, Sempra Energy, along with an indirect, wholly owned subsidiary (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Energy Future Holdings Corp. (“EFH”) and its subsidiary Energy Future Intermediate Holding Company LLC (“EFIH”). Pursuant to the Merger Agreement, after the reorganization of the EFH Debtors (as defined below) in the bankruptcy proceedings described below, EFH will be merged with and into Merger Sub, with EFH continuing as the surviving company and an indirect subsidiary of Sempra Energy (the “Merger”).

EFH owns 100 percent of the membership interests of EFIH, which in turn owns 100 percent of the membership interests of Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”), which owns 80.03 percent of the outstanding membership interests of Oncor Electric Delivery Company LLC (“Oncor”). Oncor is a regulated electric distribution and transmission business that operates the largest distribution and transmission system in Texas. In addition to Oncor Holdings’ ownership of 80.03 percent of Oncor’s outstanding membership interests, Texas Transmission Investment LLC (“TTI”), an investment vehicle indirectly owned by certain parties unaffiliated with Sempra Energy or Oncor, owns 19.75 percent of Oncor’s outstanding membership interests, and certain current and former directors and officers of Oncor indirectly own the remaining 0.22 percent of Oncor’s outstanding membership interests through their ownership of Class B membership interests in Oncor Management Investment LLC (“OMI”). As reported in Oncor’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, as of June 30, 2017, Oncor had short-term borrowings and debt in the aggregate amount of approximately $7.0 billion.

The Merger Agreement remains subject to closing conditions, including approvals by the United States Bankruptcy Court, the Public Utility Commission of Texas (“PUCT”), the Vermont Department of Financial Regulation and the Federal Energy Regulatory Commission (“FERC”); receipt of a private letter ruling from the Internal Revenue Service (“IRS”); and the issuance of certain tax opinions regarding the transaction. Following the consummation of the transactions contemplated under the Merger Agreement, Oncor’s board of directors will consist of thirteen members, seven of which will be independent, two of which will be designated by EFIH (which Sempra is expected to control after the closing of the Merger), two of which will be appointed by TTI, and two of which will be members of Oncor management.

On August 25, 2017, Sempra Energy and Merger Sub entered into a letter agreement (the “Oncor Letter Agreement”) with Oncor Holdings and Oncor providing for, among other things, certain rights and obligations of the parties to cooperate with respect to regulatory filings and appearances made in connection with the transactions contemplated by the Merger Agreement and with respect to Sempra Energy’s arrangement of any debt or equity issuance contemplated by the Merger Agreement. On October 5, 2017, Sempra Energy and Oncor filed a joint application with the PUCT and an application with FERC seeking approval of the Merger.

Under the Merger Agreement, Sempra Energy will pay total Merger consideration of approximately $9.45 billion, subject to certain adjustments. Sempra Energy expects to ultimately fund approximately 65 percent of the total Merger consideration with the net proceeds from sales of Sempra Energy equity securities and the remaining approximately 35 percent with the net proceeds from issuances of Sempra Energy debt. Under its current financing plan, Sempra Energy will not raise any equity financing from third party investors in EFH, nor will Merger Sub incur any debt to finance any portion of the Merger consideration, as was previously contemplated. Sempra Energy has entered into a commitment letter with Royal Bank of Canada and Morgan Stanley Senior Funding, Inc. providing, subject to customary conditions, for a $4.0 billion, 364-day senior unsecured bridge facility to backstop a portion of Sempra Energy’s obligations to pay the Merger consideration. However, the $4.0 billion commitment is reduced by the amount of funds received through Sempra Energy’s sales of equity securities and debt securities, subject in each case to certain exceptions.

On October 3, 2017, Sempra Energy, Merger Sub, EFH and EFIH entered into a Waiver Agreement to the Merger Agreement (the “Waiver Agreement”), pursuant to which Sempra Energy and Merger Sub are no longer required or permitted to pursue or obtain the debt financing by Merger Sub (or any alternative financing in lieu thereof) that was to have provided a portion of the Merger consideration, as was originally contemplated in the Merger Agreement, and the satisfaction of that requirement is no longer a condition to the obligations of EFH and EFIH to consummate the Merger. Also, Sempra Energy and Merger Sub agreed that their obligations to consummate the Merger are not conditioned upon receipt by Sempra Energy of the external financing that will be required to pay the Merger consideration. In addition, the parties to the Merger Agreement agreed not to pursue a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or earlier termination of the waiting period under the HSR Act is no longer a condition of any party to consummate the Merger.

As discussed above, certain current and former directors and officers of Oncor indirectly beneficially own 0.22 percent of Oncor’s outstanding membership interests through their ownership of Class B membership interests in OMI. On October 3, 2017, Sempra Energy committed to Oncor and Oncor Holdings that, contemporaneously with the closing of the Merger, approximately $25.9 million in cash will be provided in exchange for the Class B membership interests in OMI or, if mutually agreed by the parties, alternative benefit and/or incentive plans will be provided. The consummation of the Merger is not conditioned on the consummation of the acquisition of the interests in OMI.

In April 2014, EFH and the substantial majority of its direct and indirect subsidiaries, including EFIH, but excluding Oncor Holdings and Oncor (collectively, the “EFH Debtors”), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy

Court for the District of Delaware (the “Bankruptcy Court”). Since that time, the EFH Debtors have operated their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. On August 23, 2017, the EFH Debtors filed a First Amended Joint Plan of Reorganization with the Bankruptcy Court (the “Amended Plan”) reflecting, among other things, the terms of the Merger Agreement.

On August 21, 2017, Sempra Energy entered into a plan support agreement (the “Plan Support Agreement”) with the EFH Debtors and certain supporting creditors (including certain affiliates of Elliott Management Corporation, a significant creditor of the EFH Debtors), which sets forth the agreement among Sempra Energy, the EFH Debtors and the supporting creditors (and each of their respective affiliates, as applicable) to seek and/or support consummation of the transactions contemplated by the Amended Plan and the Merger Agreement.

On September 6, 2017, the Bankruptcy Court approved EFH’s and EFIH’s entry into the Merger Agreement and the EFH Debtors’ entry into the Plan Support Agreement.

On October 5, 2017, Moody’s Investors Service indicated that it will likely consider placing its credit rating on Sempra Energy’s debt securities, including the notes offered hereby, on negative outlook if it perceives no significant opposition to the Merger as currently structured. Such a determination could occur prior to the completion of the Merger. In addition, Moody’s Investors Service may downgrade Sempra Energy’s credit rating in connection with the Merger. Moreover, although Standard & Poor’s recently affirmed its ratings of Sempra Energy’s debt securities based on Sempra Energy’s expected financing plan for the Merger, Standard & Poor’s recently revised its debt ratings criteria, “Reflecting Subordination Risk in Corporate Issue Ratings,” on September 21, 2017, and as a result of this new methodology, has indicated that it could downgrade its rating of Sempra Energy’s senior unsecured debt securities, including the notes offered hereby, within the next 12 months if Sempra Energy does not complete the Merger under the financing plan currently contemplated or if the aggregate indebtedness of Sempra Energy’s subsidiaries continues to exceed 50 percent of Sempra Energy’s total consolidated debt. As described in greater detail under “Risk Factors—Risks Related to the Proposed Acquisition of Energy Future Holdings Corp.,” there can be no assurance that the Merger will be consummated on the terms currently contemplated, or at all, or, if consummated, that the terms of the Merger, including the expected financing therefor, will not differ, perhaps substantially, from those currently contemplated or described in this prospectus supplement or the documents incorporated or deemed to be incorporated by reference in the accompanying prospectus.

The Merger, the Merger Agreement, the Oncor Letter Agreement, the Waiver Agreement, the Amended Plan and the Plan Support Agreement are described in more detail in Sempra Energy’s Current Reports on Form 8-K filed with the SEC on August 25, 2017, August 28, 2017 and October 6, 2017, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The foregoing summary description does not purport to be complete and is qualified in its entirety by reference to such Current Reports on Form 8-K and the exhibits attached thereto.

The Merger Agreement, the Oncor Letter Agreement, the Waiver Agreement, the Amended Plan and the Plan Support Agreement (collectively, the “Agreements”) have been filed as exhibits to the Current Reports on Form 8-K mentioned in the preceding paragraph to provide information to current and prospective investors and security holders regarding their terms. They are not intended to provide any other factual information about EFH, EFIH, Oncor Holdings, Oncor, Sempra Energy or Merger Sub, their respective businesses, or the actual or future conduct of their respective businesses or to modify or supplement any factual disclosures about EFH, EFIH, Oncor Holdings, Oncor or Sempra Energy included in this prospectus supplement, the accompanying prospectus or the documents incorporated or deemed to be incorporated by reference therein or in their respective public reports filed with the SEC. The Agreements and the description of certain terms of the Agreements appearing in this prospectus supplement and some of the documents incorporated or deemed to be incorporated by reference in the accompanying prospectus should not be relied upon as disclosure, representations or warranties about

EFH, EFIH, Oncor Holdings, Oncor, Sempra Energy or Merger Sub. No one should rely on the representations, warranties and covenants in any Agreement or any descriptions thereof as characterizations of the actual state of facts or conditions of EFH, EFIH, Oncor Holdings, Oncor, Sempra Energy or Merger Sub or any of their respective subsidiaries or affiliates. The representations and warranties contained in the Agreements are the product of negotiations among the parties thereto and that the parties made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered in connection with the Merger Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the Agreements instead of establishing these matters as facts, and may be subject to standards of materiality used by the contracting parties that differ from those applicable to investors and security holders. Moreover, information concerning the subject matter of the representations and warranties may change after the respective dates of the Agreements, which subsequent information may or may not be fully reflected in this prospectus supplement or the documents incorporated or deemed to be incorporated by reference in the accompanying prospectus or in Sempra Energy’s other public reports. The Agreements should not be read alone, but should instead be read in conjunction with the other information regarding Sempra Energy that is contained in, or incorporated by reference into, this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference therein.

Proposed Decision Issued Regarding the Application for Authorization to Recover Costs Related to the 2007 Southern California Wildfires

On August 22, 2017, the California Public Utilities Commission (“CPUC”) issued a proposed decision (“PD”) denying the request of San Diego Gas & Electric Company (“SDG&E”), a consolidated subsidiary of Sempra Energy, to recover costs recorded in its Wildfire Expense Memorandum Account. If adopted as drafted, phase two of the proceeding, which was intended to evaluate SDG&E’s actions and decision-making in connection with settling legal claims in relation to three wildfires that occurred in 2007 in San Diego County (the “2007 Wildfires”), would be rendered moot and the proceeding would be closed. The earliest the CPUC could adopt a final decision in this proceeding is October 12, 2017.

Sempra Energy and SDG&E have recorded assets of $350 million related to CPUC-regulated operations for the 2007 Wildfires. These assets are recorded in Regulatory Assets (long-term) and Other Regulatory Assets (long-term) on their respective Consolidated Balance Sheets as of June 30, 2017. We are evaluating the impact of the PD on these assets as we seek to reverse the PD from the CPUC regarding phase one in this proceeding. In the event this PD is adopted by the CPUC and not overturned on rehearing, we are also evaluating our option to appeal this decision to the Court of Appeal of California. Should SDG&E conclude that recovery in rates is no longer probable, SDG&E will record a charge against earnings at the time such conclusion is reached, which would be approximately $210 million on an after-tax basis. A failure to obtain substantial or full recovery of these costs from customers, or any conclusion by us that recovery is no longer probable, would likely have a material adverse effect on Sempra Energy’s and SDG&E’s results of operations and cash flows.

We provide additional information regarding the 2007 Wildfires in Note 15 of the Notes to Consolidated Financial Statements, as well as in the “Risk Factors” and “Factors Influencing Future Performance” sections, in Sempra Energy’s Annual Report on Form 10-K for the year ended December 31, 2016, and in Note 11 of the Notes to the Condensed Consolidated Financial Statements, as well as in the “Factors Influencing Future Performance” section, in Sempra Energy’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Offering

Issuer	Sempra Energy

Amount of Notes Offered	$ aggregate principal amount of Floating Rate Notes due 2021 (the “notes”).

Maturity	, 2021.

Interest Rate	A per annum rate equal to the 3 Month LIBOR Rate (as defined under “Description of the Notes—Interest Rate and Maturity”), reset quarterly as described herein, plus basis points, accruing from , 2017.

Interest Payment Dates	, , and of each year, beginning on , , and at maturity (subject to possible adjustment of such interest payment dates as described under “Description of the Notes—Interest Rate and Maturity”).

Ranking	The notes are our unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness and guarantees. The notes will rank senior to all of our existing and future indebtedness, if any, that is subordinated to the notes. The notes will be effectively subordinated to any secured indebtedness we have or may incur (to the extent of the collateral securing such secured indebtedness) and will also be effectively subordinated to all indebtedness and other liabilities of our subsidiaries.

No Optional Redemption	The notes will not be subject to redemption at our option.

Covenants	The notes and the related indenture do not contain any financial or other similar restrictive covenants. However, we will be subject to the covenant described under the caption “Description of Debt Securities—Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants” in the accompanying prospectus.

Use of Proceeds	The net proceeds from the sale of the notes will be approximately $ million (after deducting the underwriting discount but before deducting our estimated offering expenses), and will become part of our general treasury funds. We intend to use a substantial portion of the net proceeds for the repayment of outstanding commercial paper, with any remaining net proceeds used for other general corporate purposes.

As used on this page, references to “Sempra Energy,” “we,” “us” and “our” mean Sempra Energy excluding its subsidiaries and affiliates.

RISK FACTORS

Investment in the notes involves risks. You should carefully consider the risks described below and the risk factors incorporated into this prospectus supplement and the accompanying prospectus by reference to our most recent Annual Report on Form 10-K and all other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, before acquiring any of such notes. The occurrence of any of these risks might cause you to lose all or part of your investment in the notes. See also “Forward-Looking Statements.” In this “Risk Factors” section, we sometimes refer to Sempra Energy, after giving effect to the assumed completion of its proposed acquisition of EFH, as the “combined company;” and, unless otherwise expressly stated or the context otherwise requires, references to the “debt securities” of Sempra Energy include the notes offered hereby and references to the “equity securities” of Sempra Energy include its common stock and preferred stock.

Uncertainty Relating to the LIBOR Calculation Process and Potential Phasing Out of LIBOR After 2021 May Adversely Affect the Market Value of the Notes.

Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association (the “BBA”) in connection with the calculation of daily LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR. Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined, the phasing out of LIBOR or the establishment of alternative reference rates. For example, on July 27, 2017, the U.K. Financial Conduct Authority announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. Furthermore, in the United States, efforts to identify a set of alternative U.S. dollar reference interest rates include proposals by the Alternative Reference Rates Committee of the Federal Reserve Board and the Federal Reserve Bank of New York. At this time, it is not possible to predict whether any such changes will occur, whether LIBOR will be phased out or any such alternative reference rates or other reforms to LIBOR will be enacted in the United Kingdom, the United States or elsewhere or the effect that any such changes, phase out, alternative reference rates or other reforms, if they occur, would have on the amount of interest paid on, or the market value of, the notes. Uncertainty as to the nature of such potential changes, phase out, alternative reference rates or other reforms may materially adversely affect the trading market for LIBOR-based securities, including the notes. Reform of, or the replacement or phasing out of, LIBOR and proposed regulation of LIBOR and other “benchmarks” may materially adversely affect the market value of and the amount of interest paid on the notes. In that regard, if the applicable LIBOR rate used in determining the interest rate on the notes offered hereby is not available on an interest determination date for the notes, the terms of the notes require that we use the applicable LIBOR rate determined as of the immediately preceding interest determination date, which may result in the amount of interest payments on the notes being different than expected and may affect the market value of the notes. For additional information, see the definition of “3 Month LIBOR Rate” appearing under “Description of the Notes—Interest Rate and Maturity.”

Risks Related to the Proposed Acquisition of Energy Future Holdings Corp.

Sempra Energy’s proposed acquisition of Energy Future Holdings Corp. (“EFH”), including EFH’s 80.03 percent indirect interest in Oncor Electric Delivery Company LLC (“Oncor”), is subject to various conditions, including the receipt of bankruptcy court and governmental and regulatory approvals, which approvals may impose conditions, and is subject to other risks and uncertainties that could cause the Merger to be abandoned, delayed or restructured and/or materially adversely affect Sempra Energy.

Sempra Energy, EFH and Oncor have not obtained the governmental and regulatory approvals required to complete the Merger. These include consents, approvals and rulings from the U.S. Bankruptcy Court of Delaware, the Public Utility Commission of Texas (“PUCT”), the Federal Energy Regulatory Commission

(“FERC”), the Internal Revenue Service (“IRS”) and the Vermont Department of Financial Regulation, among others. These and other regulatory authorities and courts may not provide the consents, approvals and rulings that are conditions to the Merger or that are otherwise necessary for Oncor’s operations after the Merger, could seek to block or challenge the Merger, or may impose certain requirements or obligations as conditions to their approval. The agreements governing the Merger may require Sempra Energy to accept conditions from these regulators that could materially adversely impact the results of operations, financial condition and prospects of the combined company. If the required governmental consents, approvals and rulings are not received, or if they are not received on terms that satisfy the conditions set forth in the agreements governing the Merger, then neither Sempra Energy, EFH nor Oncor will be obligated to complete the Merger.

Completion of the Merger on the terms specified in the Merger Agreement and as contemplated by the plan of reorganization filed by EFH and certain of its subsidiaries in their bankruptcy cases pending in the U.S. Bankruptcy Court of Delaware are key elements of such plan of reorganization. The plan of reorganization must be approved by various classes of creditors of EFH and certain of its subsidiaries (and must be approved by the Bankruptcy Court) for the Merger to be consummated.

Sempra Energy and EFH have determined that the Merger is not subject to the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Even though Sempra Energy and EFH have determined that the Merger is not subject to the HSR Act, governmental authorities could seek to block or challenge the Merger or compel divestiture of a portion of the combined company if they deem it necessary or desirable in the public interest to do so. In addition, in some jurisdictions, a private party could initiate an action under the antitrust laws challenging or seeking to enjoin the Merger, before or after it is completed. As a result, actions taken by governmental authorities or private parties, both before or after completion of the Merger, may have a material adverse effect on the results of operations, financial condition and prospects of Sempra Energy or may result in conditions or requirements that lead to abandonment, delay or restructuring of the Merger.

Sempra Energy can provide no assurance that the various closing conditions will be satisfied and that the required governmental, creditor and other necessary approvals will be obtained, or that any required conditions to such approvals will not materially adversely affect the results of operations, financial condition or prospects of the combined company following the Merger. In addition, it is possible that any conditions to such approvals will result in the abandonment, delay or restructuring of the Merger. The occurrence of any of these events individually or in combination could have a material adverse effect on Sempra Energy’s results of operations, financial condition and prospects, whether or not the Merger is completed.

Completion of the Merger is also subject to a number of other risks and uncertainties that, among other things, may alter the proposed structure and financing for the Merger, result in changes in or impose other limitations or conditions on the business of the combined company following the Merger or have other effects that may have a material adverse effect on the results of operations, financial condition and prospects of the combined company if the Merger is consummated or may lead to abandonment, delay or restructuring of the Merger.

Failure to complete the Merger could negatively impact Sempra Energy’s results of operations, financial condition and prospects and the market value of Sempra Energy common stock and debt securities.

As described above, the consummation of the Merger is subject to various closing conditions and required approvals, as well as other risks and uncertainties. Sempra Energy can provide no assurance that the various closing conditions will be satisfied, that the necessary approvals will be obtained, or that other events or circumstances leading to abandonment, delay or restructuring of the Merger will not occur. In addition, it is possible that other parties may offer to acquire EFH or Oncor on terms that are more favorable to EFH than the terms of the Merger Agreement. Under the terms of the Merger Agreement, EFH or its subsidiary Energy Future Intermediate Holding LLC (“EFIH”) may terminate the Merger Agreement in certain circumstances if either of their respective boards of directors determines in its sole discretion, after consultation with their independent financial advisors and outside legal counsel, that the failure to terminate the Merger Agreement is inconsistent with their fiduciary duties, which may allow them to terminate the Merger Agreement in order to accept an offer from another party. If the Merger is not completed, Sempra Energy will not realize the potential benefits of the Merger, but will still be required to pay the substantial costs incurred in connection with pursuing the Merger. If the Merger is not completed, these and other factors could materially adversely affect Sempra Energy’s results of operations, financial condition and prospects and the market value of Sempra Energy’s common stock and debt securities.

EFH could incur substantial tax liabilities related to its 2016 spin-off of Vistra Energy from EFH, which would reduce and potentially eliminate the value of Sempra Energy’s investment in EFH.

As part of its ongoing bankruptcy proceedings, in 2016 EFH distributed all of the outstanding shares of common stock of its subsidiary Vistra Energy Corp. (formerly TCEH Corp. and referred to herein as “Vistra”) to certain creditors of TCEH LLC (the “spinoff”), and Vistra became an independent, publicly traded company. Vistra’s spin-off from EFH was intended to qualify for partially tax-free treatment to EFH and its stockholders under Sections 368(a)(1)(G), 355 and 356 (collectively referred to as the “Intended Tax Treatment”) of the Internal Revenue Code of 1986, as amended. In connection with and as a condition to the spin-off, EFH received a private letter ruling from the IRS regarding certain issues relating to the Intended Tax Treatment of the spin-off. Although the IRS private letter ruling is generally binding on the IRS, the continuing validity of that ruling is subject to the accuracy of factual representations and assumptions, as well as the performance by EFH and Vistra of certain undertakings, made to the IRS in connection with obtaining the ruling. Completion of the spin-off was also conditioned upon the receipt of tax opinions of counsel to EFH and Vistra regarding certain aspects of the spin-off not covered by the IRS private letter ruling. The tax opinions were based upon various factual representations and assumptions, as well as the assumed performance of certain undertakings, made by EFH and Vistra. If any of the factual representations or assumptions in the IRS private letter ruling or tax opinions were untrue or incomplete, any such undertaking is not complied with, or the facts upon which the IRS private letter ruling or tax opinions were based are different from the actual facts relating to the spin-off, the tax opinions and/or IRS private letter ruling may not be valid. Moreover, opinions of a tax advisor are not binding on the IRS. As a result, the conclusions expressed in the opinion of a tax advisor could be successfully challenged by the IRS. If it is determined that the spin-off did not qualify for the Intended Tax Treatment, EFH could incur substantial tax liabilities, which would materially reduce and potentially eliminate the value of Sempra Energy’s investment in EFH if the Merger is completed and could have a material adverse effect on the results of operations, financial condition and prospects of the combined company and on the market value of Sempra Energy’s common stock and debt securities.

In addition, as a condition to the Merger, EFH must receive a supplemental private letter ruling from the IRS and tax opinions of counsel to Sempra Energy and EFH that generally provide that the Merger will not affect the conclusions reached in, respectively, the IRS private letter ruling and tax opinions issued with respect to the spin-off. Similar to the IRS private letter ruling and opinions issued with respect to the spin-off, if the supplemental private letter ruling and opinions are issued with respect to the Merger, they will be based on factual representations and assumptions, as well as certain undertakings, made by Sempra Energy and EFH. If such representations and assumptions are untrue or incomplete, any such undertakings are not complied with, or the facts upon which the IRS supplemental private letter ruling or tax opinions are based are different from the actual facts relating to the Merger, the tax opinions and/or supplemental private letter ruling may not be valid. As noted above, opinions of a tax advisor are not binding on the IRS and the conclusions expressed in such opinions could be successfully challenged by the IRS. If it is determined that the Merger causes the spin-off not to qualify for the Intended Tax Treatment, EFH could incur substantial tax liabilities, which would materially reduce and potentially eliminate the value of Sempra Energy’s investment in EFH if the Merger is completed and could have a material adverse effect on the results of operations, financial condition and prospects of the combined company and on the market value of Sempra Energy’s common stock and debt securities.

Failure by Oncor to successfully execute its business strategy and objectives may materially adversely affect the future results of the combined company and, consequently, the market value of Sempra Energy’s common stock and debt securities.

The success of the Merger will depend, in part, on the ability of Oncor to successfully execute its business strategy, including delivering electricity in a safe and reliable manner, minimizing service interruptions and investing in its transmission and distribution infrastructure to maintain its system, serve its growing customer base with a modernized grid, and support energy production. These objectives are capital intensive. See below under “—Oncor’s operations are capital intensive and it could have liquidity needs that may require Sempra Energy to make additional investments in Oncor.” If Oncor is not able to achieve these objectives, is not able to achieve these objectives on a timely basis, or otherwise fails to perform in accordance with Sempra Energy’s expectations, the anticipated benefits of the Merger may not be realized fully or at all and the Merger may adversely affect the results of operations, financial condition and prospects of the combined company and, consequently, the market value of Sempra Energy’s common stock and debt securities.

Sempra Energy will continue to incur significant costs in connection with the Merger, and the combined company could continue to incur substantial expenses as a result of the Merger.

Sempra Energy will continue to incur significant costs in connection with the Merger, whether or not the Merger is completed, including fees paid to legal, financial, accounting and other advisors. Moreover, if the Merger is completed, the combined company will incur substantial expenses in connection with the Merger, including fees paid to legal, financial, accounting and other advisors. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately. These expenses may adversely affect the financial condition and results of operations of Sempra Energy prior to completion of the Merger and of the combined company following the completion of the Merger.

Sempra Energy plans to issue common stock and may issue other equity securities to fund a significant portion of the Merger consideration and may issue common stock or other equity securities after the Merger to reduce its indebtedness, which may dilute the economic and voting interests of current Sempra Energy shareholders and may adversely affect the market value of Sempra Energy’s common stock.

Under the Merger Agreement, Sempra Energy is required to pay total consideration for the acquisition of EFH of approximately $9.45 billion, subject to certain adjustments (the “Merger Consideration”). The Merger Consideration is payable in cash. Sempra Energy intends to ultimately issue and sell a significant number of new shares of its common stock, and may also issue and sell other equity securities (which may include equity securities that are convertible into a substantial number of new shares of its common stock), in order to pay a significant portion of the Merger Consideration and associated transaction costs. Some of these equity issuances will likely occur following the Merger to repay outstanding indebtedness, including indebtedness Sempra Energy expects to incur in connection with the Merger. See below under “—Sempra Energy expects to incur significant additional indebtedness in connection with the Merger. As a result, it may be more difficult for Sempra Energy to pay or refinance its debts or take other actions, and Sempra Energy may need to divert cash to fund debt service payments.” Although the issuance of any common stock and other equity securities is subject to market conditions and other factors, many of which are beyond Sempra Energy’s control, and Sempra Energy may in fact issue fewer shares of common stock or other equity securities than anticipated, the issuance of a substantial number of additional shares of Sempra Energy common stock (including shares issued upon conversion of other equity securities) will have the effect, and the issuance of other equity securities may have the effect, of diluting the economic and voting interests of Sempra Energy’s shareholders. In addition, the issuance of additional shares of common stock (including shares issued upon conversion of other equity securities) without a commensurate increase in Sempra Energy’s consolidated earnings would dilute, and the issuance of other equity securities could dilute, Sempra Energy’s earnings per common share. Any of the foregoing may have a material adverse effect on the market value of Sempra Energy’s common stock.

Sempra Energy may be unable to obtain the external financing necessary to pay the consideration and expenses relating to the Merger.

Sempra Energy currently intends to initially finance the Merger Consideration of approximately $9.45 billion, subject to certain adjustments, along with the associated transaction costs, with the proceeds from debt and equity issuances, and could also likely utilize revolving credit facilities, commercial paper and/or cash on hand. Sempra Energy currently intends to ultimately fund approximately 65 percent of the Merger Consideration from the proceeds of sales of Sempra Energy common stock and, possibly, other equity securities and approximately 35 percent from the proceeds of sales of Sempra Energy debt securities, although, as described above, some of the equity financing may be obtained after completion of the Merger and used to repay indebtedness incurred to finance the Merger and associated transaction costs.

Sempra Energy’s ability to raise the necessary funds through the sale of its equity securities and debt securities is subject to market conditions and other risks and uncertainties, and there can be no assurance that Sempra Energy will be able to raise the necessary funds on terms it considers acceptable, or at all. Moreover, Sempra Energy’s intended financing for the Merger Consideration may negatively affect its credit ratings prior to or following the completion of the Merger (Moody’s Investors Service has indicated that it will likely consider placing its credit rating on Sempra Energy’s debt securities, including the notes offered hereby, on negative outlook if it perceives no significant opposition to the Merger as currently structured), which may make it more difficult and/or costly for Sempra Energy to issue debt securities. In addition, Moody’s Investors Service may downgrade Sempra Energy’s credit rating in connection with the Merger, which may have a similar effect. Moreover, although Standard & Poor’s recently affirmed its ratings of Sempra Energy’s debt securities based on Sempra Energy’s expected financing plan for the Merger, Standard & Poor’s recently revised its debt ratings criteria, “Reflecting Subordination Risk in Corporate Issue Ratings,” on September 21, 2017, and as a result of this new methodology, has indicated that it could downgrade its rating of Sempra Energy’s senior unsecured debt securities, including the notes offered hereby, within the next 12 months if Sempra Energy does not complete the Merger under the financing plan currently contemplated or if the aggregate indebtedness of Sempra Energy’s subsidiaries continues to exceed 50 percent of Sempra Energy’s total consolidated debt, which may also make it more difficult or costly for Sempra Energy to issue debt securities.

Sempra Energy may borrow up to $4.0 billion under the 364-day credit facility to be provided pursuant to financing commitments from Royal Bank of Canada and Morgan Stanley Senior Funding, Inc. to fund a portion of the consideration for the Merger and the transaction costs related to the Merger, subject to certain conditions, but the $4.0 billion commitment is reduced by the amount of funds received through Sempra Energy’s sale of equity securities and debt securities, subject in each case to certain exceptions. The total amount of funds available under this committed facility is insufficient to cover the full Merger Consideration and related transaction costs, and Sempra Energy can provide no assurance that it will be able to raise the necessary funds through the sale of its equity securities or debt securities or from other sources.

If Sempra Energy is required to obtain more debt financing than anticipated to finance the Merger Consideration and associated transaction costs, whether through the issuance of debt securities or borrowings under the committed financing or otherwise, the required regulatory approvals to complete the Merger may be more difficult to obtain and the combined company’s credit ratings and ability to service its debt could be materially adversely affected.

Sempra Energy expects to incur significant additional indebtedness in connection with the Merger. As a result, it may be more difficult for Sempra Energy to pay or refinance its debts or take other actions, and Sempra Energy may need to divert cash to fund debt service payments.

As discussed in the previous risk factor, Sempra Energy expects to incur significant additional indebtedness to finance the Merger Consideration and related transaction costs. Moreover, although Sempra Energy currently plans to fund a significant portion of the Merger Consideration through sales of its common stock and, possibly, other equity securities, to the extent it is unable to do so the amount of indebtedness it will incur to finance the

Merger and associated transaction costs will likely increase, perhaps substantially. The increase in Sempra Energy’s debt service obligations resulting from this additional indebtedness could have a material adverse effect on the results of operations, financial condition and prospects of the combined company.

Sempra Energy’s increased indebtedness could:

•	make it more difficult and/or costly for Sempra Energy to pay or refinance its debts as they become due, particularly during adverse economic and industry conditions, because a decrease in revenues or increase in costs could cause cash flow from operations to be insufficient to make scheduled debt service payments;

•	limit Sempra Energy’s flexibility to pursue other strategic opportunities or react to changes in its business and the industry sectors in which it operates and, consequently, put Sempra Energy at a competitive disadvantage to its competitors that have less debt;

•	require a substantial portion of Sempra Energy’s available cash to be used for debt service payments, thereby reducing the availability of its cash to fund working capital, capital expenditures, development projects, acquisitions, dividend payments and other general corporate purposes, which could harm Sempra Energy’s prospects for growth and the market price of its common stock and debt securities, among other things;

•	result in a downgrade in the credit ratings on Sempra Energy’s indebtedness (including as a result of actions by Moody’s Investors Service or Standard & Poor’s as described in the immediately preceding risk factor), which could limit Sempra Energy’s ability to borrow additional funds, increase the interest rates under its credit facilities and under any new indebtedness it may incur, and reduce the trading prices of its outstanding debt securities and common stock;

•	make it more difficult for Sempra Energy to raise capital to fund working capital, make capital expenditures, pay dividends, pursue strategic initiatives or for other purposes;

•	result in higher interest expense in the event of increases in interest rates on Sempra Energy’s current or future borrowings subject to variable rates of interest; and

•	require that additional materially adverse terms, conditions or covenants be placed on Sempra Energy under its debt instruments.

Based on the current and expected results of operations and financial condition of Sempra Energy and its subsidiaries and the currently anticipated financing structure for the Merger, Sempra Energy believes that its cash flow from operations, together with the proceeds from borrowings, issuances of equity and debt securities in the capital markets, distributions from its equity method investments, project financing and equity sales (including tax equity and partnering in joint ventures) will generate sufficient cash on a consolidated basis to make all of the principal and interest payments when such payments are due under Sempra Energy’s and its current subsidiaries’ existing credit facilities, indentures and other instruments governing their outstanding indebtedness and under the indebtedness anticipated to be incurred to fund the Merger Consideration. However, Sempra Energy’s expectation is subject to numerous estimates, assumptions and uncertainties, and there can be no assurance that Sempra Energy will be able to repay or refinance such borrowings and obligations when due. Oncor and its subsidiaries will not guarantee any indebtedness of Sempra Energy or any of its other subsidiaries, nor will any of them have any obligation to provide funds, whether in the form of dividends, loans or otherwise, to enable Sempra Energy and its other subsidiaries to make required debt service payments, particularly in light of the ring-fencing arrangements described below under “—Certain “ring-fencing” measures will limit Sempra Energy’s ability to influence the management and policies of Oncor.” As a result, the Merger will substantially increase Sempra Energy’s debt service obligations without any assurance that Sempra Energy will receive any cash from Oncor or any of its subsidiaries to assist Sempra Energy in servicing its indebtedness or other cash needs.

Sempra Energy is committed to maintaining its credit ratings at investment grade. To maintain these credit ratings, Sempra Energy may consider it appropriate to reduce the amount of its indebtedness outstanding following the Merger. Sempra Energy may seek to reduce this indebtedness with the proceeds from the issuance of additional shares of common stock and, possibly, other equity securities, by reducing discretionary uses of cash, or by a combination of these and other measures. As noted above, issuances of additional shares of common stock (including shares issued upon conversion of other equity securities) would have the effect, and the issuance of other equity securities could have the effect, of diluting the economic and voting interests of Sempra Energy’s shareholders, may reduce Sempra Energy’s earnings per share and may adversely affect, perhaps substantially, the market price of Sempra Energy’s common stock. However, the ability of Sempra Energy to raise additional equity financing after completion of the Merger will be subject to market conditions and a number of other risks and uncertainties, including whether the results of operations of the combined company meet the expectations of investors and securities analysts. There can be no assurance that Sempra Energy will be able to issue additional shares of its common stock or other equity securities after the Merger on terms that it considers acceptable or at all, or that Sempra Energy will be able to reduce the amount of its outstanding indebtedness after the Merger, should it elect to do so, to a level that permits it to maintain its investment grade credit ratings.

The Merger may not positively affect Sempra Energy’s results of operations and may cause a decrease in its earnings per share, which may negatively affect the market price of Sempra Energy common stock and debt securities.

Sempra Energy anticipates that the Merger, if consummated on the terms and under the financing structure currently contemplated, will have a positive impact on its consolidated results of operations. This expectation is based on current market conditions and is subject to a number of assumptions, estimates, projections and other uncertainties, including assumptions regarding the results of operations of the combined company after the Merger, the relative mix and timing of debt and equity financing necessary to fund the Merger Consideration and the price and interest rates at which Sempra Energy will be able to sell its debt and equity securities. This expectation also assumes that Oncor will perform in accordance with Sempra Energy’s expectations, and there can be no assurance that this will occur. In addition, Sempra Energy may encounter additional transaction and integration-related costs, may fail to realize some or any of the benefits anticipated in the Merger, may be subject to currently unknown liabilities as a result of the Merger, or may be subject to other factors that affect preliminary estimates or its ability to realize anticipated operational efficiencies after the Merger. As a result, there can be no assurance that the Merger will positively impact Sempra Energy’s results of operations, and it is possible that the Merger may have an adverse effect, which could be material, on Sempra Energy’s results of operations, financial condition and prospects or may cause its earnings per share to decrease, any of which may materially adversely affect the market price of Sempra Energy’s common stock and debt securities.

Certain “ring-fencing” measures and other existing governance mechanisms will limit Sempra Energy’s ability to influence the management and policies of Oncor.

EFH and Oncor implemented various “ring-fencing” measures in 2007 to enhance Oncor’s separateness from its owners and to mitigate the risk that Oncor would be negatively impacted in the event of a bankruptcy or other adverse financial developments affecting EFH or its other subsidiaries or owners. This ring-fence has created both legal and financial separation between Oncor Holdings, Oncor and their subsidiaries, on the one hand, and EFH and its affiliates and other subsidiaries, on the other hand.

Pursuant to the agreements related to the Merger, existing governance mechanisms and commitments made by Sempra Energy as part of the application for PUCT approval of the Merger, Sempra Energy has committed to certain ring-fencing measures and will be subject to certain restrictions following the Merger. These measures, governance mechanisms and restrictions include the following, among other things:

•

Following consummation of the Merger, the board of directors of Oncor will consist of thirteen members, seven of which will be independent directors under the rules of the New York Stock Exchange (and at least two of which shall have no current or prior material relationship with Sempra Energy), two of which will be designated by EFIH (which, after the Merger, will be a subsidiary of Sempra Energy that Sempra Energy is expected to control), two of which will be appointed by Oncor’s minority owner, Texas Transmission Investment LLC (“TTI”), which is an investment vehicle owned by third parties unaffiliated with EFH and Sempra and that owns approximately 19.75 percent of the outstanding membership interests in Oncor, and two of which will be members of Oncor management. As a result, Sempra Energy will not control the operations, management or policies of Oncor, Oncor Holdings and their respective subsidiaries and will have limited representation on the Oncor board of directors. Sempra Energy will account for Oncor using the equity method of accounting and not as a consolidated subsidiary;

•	If the credit rating on Oncor’s senior secured debt by any rating agency falls below BBB (or the equivalent), Sempra has agreed that Oncor will suspend dividends until otherwise allowed by the PUCT;

•	Sempra Energy has agreed to work in good faith so that, within 180 days after the Merger, an equity investment is made in Oncor in an amount sufficient to allow Oncor to achieve a capital structure consisting of 57.5 percent long-term debt and 42.5 percent equity;

•	Oncor may not pay dividends to its owners, including Sempra Energy, if and to the extent that payment would cause its debt-to-equity ratio to exceed the debt-to-equity ratio required by the PUCT described below;

•	Oncor may not pay any dividends or make any other distributions of cash or property to its owners, including Sempra Energy, if either a majority of its independent directors or one of the directors appointed by Oncor’s minority owner, TTI, determines it is in the best interests of Oncor to retain such amounts to meet expected future requirements;

•	Certain transactions, including certain mergers and sales of substantially all assets, changes to the dividend policy and declarations of bankruptcy and liquidation, require the approval of all, or in certain circumstances a majority, of the independent directors of Oncor and at least one, or in certain circumstances both, of the directors appointed by Oncor’s minority owner, TTI; and

•	There must be maintained certain “separateness measures” that reinforce the financial separation of Oncor from EFH and EFH’s owners, such as a prohibition on Oncor providing guarantees or security for debt of EFH or Sempra Energy.

Accordingly, Sempra Energy will not control Oncor and will have only a limited ability to influence the management, policies and operations of Oncor, including the deployment or disposition of Oncor assets, declarations of dividends, strategic planning and other important corporate issues. Moreover, if the PUCT modifies Oncor’s required capital structure, which is currently set at an assumed debt-to-equity ratio of 60 percent debt to 40 percent equity, and if that modification requires Oncor to maintain a higher percentage of equity than is currently required, such as the recently proposed settlement of Oncor’s pending rate case which would require an assumed ratio of 57.5 percent debt to 42.5 percent equity, it could require Oncor to take certain actions to raise its equity percentage, including but not limited to reducing or eliminating dividends or requiring capital contributions by Sempra Energy. The existence of these ring-fencing measures may increase Sempra Energy’s costs of financing and operating EFH and its subsidiaries. Further, the Oncor directors have considerable autonomy and have a duty to act in the best interest of Oncor, which may be contrary to Sempra Energy’s best interests or be in opposition to Sempra Energy’s preferred strategic direction for Oncor. To the extent they take actions that are not in Sempra Energy’s interests, the financial condition, results of operations and prospects of combined company may be materially adversely affected.

Certain key personnel at Oncor may choose to depart Oncor prior to, upon completion of or shortly after the Merger, and any loss of key personnel may materially adversely affect the future business and operations of Oncor and the anticipated benefits of the Merger.

If, despite efforts to retain certain key personnel at Oncor, any key personnel depart or fail to continue employment as a result of the Merger, the loss of the services of such personnel and their experience and knowledge could adversely affect Oncor’s results of operations, financial condition and prospects and the successful ongoing operation of its business, which could also have a material adverse effect on the results of operations, financial condition and prospects of the combined company after completion of the Merger.

If Oncor fails to respond to challenges in the electric utility industry, including changes in regulation, its results of operations and financial condition could be adversely affected, and this could materially adversely affect the combined company.

Because Oncor is regulated by both U.S. federal and Texas state authorities, it has been and will continue to be affected by legislative and regulatory developments. The costs and burdens associated with complying with these regulatory requirements and adjusting Oncor’s business to legislative and regulatory developments may have a material adverse effect on Oncor. Moreover, potential legislative changes, regulatory changes or other market or industry changes may create greater risks to the predictability of utility earnings generally. If Oncor does not successfully respond to these changes, it could suffer a deterioration in its results of operations, financial condition and prospects, which could materially adversely affect the results of operations, financial condition and prospects of the combined company after the Merger.

Oncor’s operations are capital intensive and it could have liquidity needs that may require Sempra Energy to make additional investments in Oncor.

Oncor’s business is capital intensive, and it relies on external financing as a significant source of liquidity for its capital requirements. In the past, Oncor has financed a substantial portion of its cash needs with the proceeds from indebtedness. In the event that Oncor is unable to access sufficient capital to finance its ongoing needs, Sempra Energy may be required to make additional investments in Oncor, which could be substantial and which would reduce the cash available to Sempra Energy for other purposes, could increase its indebtedness and could ultimately materially adversely affect Sempra Energy’s results of operations, financial condition and prospects after the Merger. In that regard, Sempra Energy’s commitments to the PUCT prohibit Sempra Energy from making loans to Oncor. As a result, if Oncor requires additional financing and cannot obtain it from other sources, Sempra Energy may be required to make a capital contribution, rather than a loan, to Oncor.

The market value of Sempra Energy common stock could decline if its existing shareholders sell large amounts of its common stock in anticipation of or following the Merger, and the market prices of Sempra Energy’s common stock and debt securities may be affected by factors following the Merger that are different from those affecting the market prices for Sempra Energy’s common stock and debt securities prior to the Merger.

Following the Merger, shareholders of Sempra Energy will own interests in a combined company operating an expanded business with more assets and more indebtedness. Current shareholders of Sempra Energy may not wish to continue to invest in the combined company, or may wish to reduce their investment in the combined company, for a number of reasons, which may include loss of confidence in the ability of the combined company to execute its business strategies, to comply with institutional investing guidelines, to increase diversification or to track any rebalancing of stock indices in which Sempra Energy common stock is included. If, before or following the Merger, large amounts of Sempra Energy common stock are sold, the market price of its common stock could decline.

If the Merger is consummated, the risks associated with the combined company may affect the results of operations of the combined company and the market prices of Sempra Energy’s common stock and debt securities following the Merger differently than they affected such results of operations and market prices prior to the Merger. Additionally, the results of operations of the combined company may be affected by additional or different risks than those that currently affect the results of operations of Sempra Energy. Any of the foregoing matters could materially adversely affect the market prices of Sempra Energy’s common stock and debt securities following the Merger.

USE OF PROCEEDS

The net proceeds from the sale of the notes will be approximately $        million (after deducting the underwriting discount but before deducting our estimated offering expenses), and will become part of our general treasury funds. We intend to use a substantial portion of the net proceeds for the repayment of outstanding commercial paper (which commercial paper bears interest at rates of 1.48% per year or less and matures at various dates in October 2017), with any remaining net proceeds used for other general corporate purposes. We estimate that our expenses for this offering, excluding the underwriting discount, will be approximately $1,000,000.

As described above, a portion of the net proceeds from this offering will be used to repay outstanding commercial paper. One or more of the underwriters participating in this offering and/or their affiliates may hold positions in our commercial paper, and one or more of the underwriters may act as dealers under our commercial paper programs. To the extent that net proceeds from this offering are applied to repay our commercial paper held by any of the underwriters or their affiliates, they will receive proceeds of this offering through the repayment of that commercial paper. If 5% or more of the net proceeds of this offering (not including the underwriting discount) is used to repay our outstanding commercial paper held by at least one of the underwriters or their affiliates, this offering will be conducted in accordance with FINRA Rule 5121. In such event, such underwriter or underwriters will not confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

DESCRIPTION OF THE NOTES

The notes will be a series of our senior debt securities issued under an indenture between Sempra Energy, as issuer, and U.S. Bank National Association, as trustee. In this section and under the caption “Description of Debt Securities” in the accompanying prospectus, references to “Sempra Energy,” “we,” “us” and “our” mean Sempra Energy excluding its subsidiaries and affiliates, unless otherwise expressly stated or the context otherwise requires.

The summary of selected provisions of the notes and the indenture appearing below supplements, and to the extent inconsistent, supersedes and replaces, the description of the general terms and provisions of the senior debt securities and the indenture contained in the accompanying prospectus. This summary is not complete and is qualified by reference to provisions of the notes and the indenture. Forms of the notes and the indenture have been or will be filed with the SEC and you may obtain copies as described under “Where You Can Find More Information” in the accompanying prospectus.

Interest Rate and Maturity

Interest on the notes will accrue from                 , 2017 and will be payable quarterly in arrears on                 ,                 ,                  and                  of each year, beginning on                 ,                 , and at maturity; provided that if any interest payment date for the notes (other than the interest payment date falling on the maturity date of the notes) is not a floating rate business day, such interest payment date will be moved to, and will be, the immediately succeeding floating rate business day, except that if such immediately succeeding floating rate business day is in the immediately succeeding calendar month, such interest payment date (other than the interest payment date falling on the maturity date of the notes) will be moved to, and will be, the immediately preceding floating rate business day. If the maturity date of the notes is not a floating rate business day, we will pay interest and principal due on the maturity date on the immediately succeeding day that is a floating rate business day as if such payment were made on the date such payment was originally due, and no interest will accrue on the amounts so payable for the period from and after the maturity date to the immediately succeeding floating rate business day. We will make each interest payment on the notes to the holders of record of the notes at the close of business on the 15th calendar day, whether or not a floating rate business day, immediately preceding the applicable interest payment date.

The interest rate on the notes for the period from and including                 , 2017 (the “original issue date”) to but excluding the interest payment date falling in                      2018 will be a per annum rate equal to the 3 Month LIBOR Rate (as defined below), determined as of the second London banking day (as defined below) immediately preceding the original issue date of the notes, plus              basis points. Interest on the notes will be reset on each interest payment date (each of these dates is called an “interest reset date”), beginning with the interest reset date falling in                      2018, and will be a per annum rate equal to the 3 Month LIBOR Rate, determined as of the second London banking day immediately preceding the applicable interest reset date, plus              basis points. The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Interest payable on any interest payment date or on the maturity date of the notes shall be the amount of interest accrued from, and including, the immediately preceding interest payment date in respect of which interest has been paid or duly provided for on the notes (or from and including the original issue date of the notes if no interest has been paid or duly provided for on the notes) to, but not including, such interest payment date or the maturity date, as the case may be.

The notes will mature on                 , 2021.

The 3 Month LIBOR Rate will be determined by the calculation agent referred to below in accordance with the following provisions:

“3 Month LIBOR Rate” means the rate for deposits in U.S. dollars for the 3-month period commencing on the applicable interest reset date which appears on Reuters Screen LIBOR01 Page (as defined below) at approximately 11:00 a.m., London time, on the second London banking day prior to such interest reset date (the second London banking day prior to any interest reset date being referred to as an “interest determination date”). If this rate does not appear on the Reuters Screen LIBOR01 Page at approximately 11:00 a.m., London time, on such interest determination date, the calculation agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market selected by the calculation agent (which may include affiliates of the underwriters) at approximately 11:00 a.m., London time, on such interest determination date to prime banks in the London interbank market for a period of three months commencing on such interest reset date and in a principal amount equal to an amount not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. In such case, the calculation agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, the rate for that interest reset date will be the arithmetic mean of the quotations, and, if fewer than two quotations are provided as requested, the rate for that interest reset date will be the arithmetic mean of the rates quoted by three major banks in New York City selected by the calculation agent (which may include affiliates of the underwriters), at approximately 11:00 a.m., New York City time, on such interest determination date for loans in U.S. dollars to leading European banks for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting such rates as mentioned in this sentence, the 3 Month LIBOR Rate commencing as of such interest reset date will remain the 3 Month LIBOR Rate determined as of the interest determination date for the immediately preceding interest reset date. Solely for purposes of this paragraph, the term “interest reset date” shall be deemed to include the original issue date of the notes.

The term “London banking day” means any day on which dealings in U.S. dollars are transacted in the London interbank market. The term “floating rate business day” means any day (1) that is a Business Day (as defined in the indenture referred to above) in The City of New York and (2) that is also a London banking day.

The term “Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters (or such other page as may replace the LIBOR01 page on that service or any successor service for the purpose of displaying London interbank offered rates for U.S. dollar deposits of major banks).

U.S. Bank National Association will initially act as calculation agent for the notes until such time, if any, as we appoint a successor calculation agent. The calculation agent will, upon the request of the registered holder of any notes, provide the interest rate then in effect on the notes. All calculations made by the calculation agent in the absence of manifest error shall be conclusive for all purposes and binding on us and the holders of the notes.

All percentages resulting from any calculation of the interest rate with respect to the notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (for example, 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

The amount of interest for each day the notes are outstanding (the “daily interest amount”) will be calculated by dividing the interest rate in effect on the notes on that day by 360 and multiplying the result by the principal amount of the notes. The amount of interest payable on the notes on any interest payment date or the maturity date will be calculated by adding the daily interest amounts for the notes for each day in the applicable Interest Period (as defined below). The term “Interest Period” means the period beginning on, and including, an interest payment date for the notes to, but excluding, the next succeeding interest payment date or the maturity date of the notes, as the case may be; provided that the initial Interest Period for the notes will be the period beginning on, and including, the original issue date of the notes to, but excluding, the interest payment date

falling in                      2018. The amount of interest payable on the notes on any day, other than an interest payment date or the maturity date, on which interest on the notes is due and payable will be calculated by adding the daily interest amounts for the notes for each day from and including the most recent date to which interest on the notes has been paid or duly provided for to, but excluding, the date such payment of interest is due.

Ranking

The notes will be our unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness and guarantees. The notes will rank senior to all of our existing and future indebtedness, if any, that is subordinated to the notes. The notes will be effectively subordinated to any secured indebtedness we have or may incur (to the extent of the collateral securing that indebtedness). The notes are our obligations exclusively, and are not the obligations of any of our subsidiaries. Because we conduct our operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. At June 30, 2017, our subsidiaries had total liabilities of approximately $27 billion to non-affiliated third parties. In addition, at June 30, 2017, our subsidiaries had approximately $154 million of liabilities owed to us. See “Description of Debt Securities—Holding Company Structure” in the accompanying prospectus.

No Optional Redemption

The notes will not be subject to redemption at our option.

Events of Default

An “event of default” occurs with respect to the notes if:

(a)	we do not pay any interest on any note within 30 days of the due date;

(b)	we do not pay any principal of any note on the due date;

(c)	we remain in breach of any other covenant or warranty (excluding covenants and warranties solely applicable to another series of debt securities issued under the indenture) in the indenture or the notes for 60 days after we are given a written notice of default specifying such breach and requiring remedy of the breach; the notice must be sent by either the trustee or registered holders of at least 25% of the principal amount of the outstanding notes; or

(d)	we file for bankruptcy or other specified events of bankruptcy, insolvency, receivership or reorganization of us occur.

No event of default with respect to the notes necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indenture.

As of October 6, 2017, the terms of approximately $1.75 billion aggregate principal amount of outstanding senior debt securities that we previously issued under the indenture (the “prior debt securities”) include a so-called “cross-default” event of default, which would occur, in general, upon our failure to pay when due, or the acceleration of, certain threshold amounts of our debt. The prior debt securities with a “cross default” event of default have a threshold amount of at least $25 million. The notes offered hereby do not include a cross-default event of default. Accordingly, the principal of and interest on the prior debt securities may be declared due and payable immediately upon the occurrence of a cross-default event of default, while the holders of the notes will not be entitled to accelerate the notes as a result of such event.

Other

The notes will not be subject to a sinking fund or entitled to any guarantees and you will not be permitted to require us to redeem or repurchase the notes at your option.

We will pay principal of the notes at stated maturity or otherwise upon presentation of the notes at the office of the trustee, as our paying agent. In our discretion, we may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer, but we must at all times maintain a place of payment of the notes and a place for registration of transfer of the notes in the Borough of Manhattan, The City of New York.

We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of the notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued shall have the same form and terms (other than offering price, the date of issuance and, under certain circumstances, the date from which interest thereon shall begin to accrue and the first interest payment date), and shall carry the same right to receive accrued and unpaid interest, as the notes previously issued and such additional notes shall form a single series with the notes offered by this prospectus supplement, provided that such additional notes shall be fungible with the notes offered by this prospectus supplement for United States federal income tax purposes.

The notes initially will be issued in book-entry form and represented by one or more global notes deposited with, or on behalf of, The Depository Trust Company, as Depositary, and registered in the name of Cede & Co., its nominee. This means that you will not be entitled to receive a certificate for the notes that you purchase except in limited circumstances described in the accompanying prospectus under the caption “Global Securities.” The notes will be issued only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We expect that payments due on notes in book-entry form will be paid by wire transfer of funds to the Depositary or its nominee. For additional information regarding notes in global form and the book-entry system, see “Global Securities” in the accompanying prospectus.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, each as of the date hereof. These authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the IRS or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary is limited to holders who purchase the notes upon their initial issuance at their initial “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes is sold to the public for cash) and who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address United States federal tax laws other than income tax laws, and it does not address tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to a holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net income, or to holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	tax-exempt organizations or governmental organizations;

•	regulated investment companies or real estate investment trusts;

•	brokers, dealers or traders in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent specifically set forth below);

•	S-corporations, partnerships or other pass-through entities;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	“U.S. holders” (as defined below) whose “functional currency” is not the United States dollar;

•	persons who hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

If a partnership (or other entity taxable as a partnership for United States federal income tax purposes) holds notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. If you are a partner in a partnership holding our notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

THIS SUMMARY OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE

NOTES ARISING UNDER OTHER UNITED STATES FEDERAL TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders

The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a U.S. holder (as defined below) of the notes. Certain consequences to non-U.S. holders (as defined below) of the notes are described under “—Consequences to Non-U.S. Holders” below. The term “U.S. holder” means a beneficial owner of a note that, for United States federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for United States federal income tax purposes.

Payments of Interest

You generally will be required to recognize any stated interest as ordinary income at the time it is paid or accrued on the notes in accordance with your regular method of accounting for United States federal income tax purposes.

Sale, Exchange or Other Taxable Disposition of Notes

You generally will recognize capital gain or loss upon the sale, exchange or other taxable disposition of a note in an amount equal to the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest not previously included in income, which generally will be taxable as ordinary income) and (ii) your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the amount you paid for the note. If you are a non-corporate U.S. holder, including an individual, and have held the note for more than one year at the time of disposition, such capital gain generally will be taxable at a reduced rate. Your ability to deduct capital losses may be limited.

Backup Withholding and Information Reporting

Payments of interest and principal on notes held by U.S. holders and the proceeds received upon the sale, exchange or other disposition of such notes may be subject to information reporting and backup withholding. Payments to certain holders (including corporations and certain tax-exempt organizations) are generally not subject to backup withholding. If you are a U.S. holder and you are not otherwise exempt, payments to you will be subject to backup withholding if:

•	you fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number, in the manner required by the Code and applicable Treasury Regulations;

•	we or our agent (or other payor) are notified by the IRS that the TIN you furnished is incorrect;

•	there has been a “notified payee underreporting” with respect to interest or dividends paid to you, as described in the Code; or

•	you have failed to certify under penalty of perjury that you have furnished a correct TIN and that you are not subject to backup withholding under the Code.

You should consult your tax advisor regarding your qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and you may use amounts withheld under the backup withholding rules as a credit against your United States federal income tax liability or may claim a refund as long as you provide the required information to the IRS in a timely manner.

Consequences to Non-U.S. Holders

The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a non-U.S. holder of the notes. The term “non-U.S. holder” means a beneficial owner of a note that is not a partnership (or other entity taxable as a partnership for United States federal income tax purposes) or a U.S. holder.

Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Payments of Interest

Subject to the discussion of backup withholding and information reporting and FATCA below, United States federal withholding tax will not apply to any payment to you of interest on a note provided that such interest is not effectively connected with your conduct of a United States trade or business and:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”;

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	(a) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or substitute Form W-8BEN or Form W-8BEN-E, or the appropriate successor form for either form)) or (b) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business holds the note on your behalf and certifies, under penalties of perjury, that it has received IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or substitute Form W-8BEN or Form W-8BEN-E, or the appropriate successor form for either form), from you or from another qualifying financial institution intermediary, and, in certain circumstances, provides a copy of the IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or substitute Form W-8BEN or Form W-8BEN-E, or the appropriate successor form for either form). If you hold your notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

If you cannot satisfy the requirements described above, you will be subject to a 30% United States federal withholding tax with respect to payments of interest on the notes, unless you provide us with a properly executed

(1) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or substitute Form W-8BEN or Form W-8BEN-E, or the appropriate successor form for either form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that the interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States and interest on a note is effectively connected with your conduct of that trade or business (and, if an income tax treaty applies, such interest is attributable to a permanent establishment maintained by you in the United States), you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale, Exchange or Other Taxable Disposition of Notes

Subject to the discussion of backup withholding and information reporting and FATCA below, any gain realized upon the sale, exchange or other taxable disposition of a note (other than any amount allocable to accrued and unpaid interest, which will be taxable as interest and may be subject to the rules discussed above in “—Consequences to Non-U.S. Holders—Payments of Interest”) generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

If your gain is effectively connected with your conduct of a United States trade or business (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States), you generally will be subject to United States federal income tax on the net gain derived from the sale, exchange or other disposition in the same manner as if you were a United States person (as defined under the Code). If you are a corporation, any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty). If you are described in the second bullet point above, you will be subject to United States federal income tax on the gain derived from the sale, exchange or other disposition at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty), which gain may be offset by United States source capital losses, even though you are not considered a resident of the United States, provided you have timely filed U.S. federal income tax returns with respect to such losses.

Backup Withholding and Information Reporting

If you are a non-U.S. holder, you will generally not be subject to backup withholding and information reporting with respect to payments that we make to you, or with respect to the proceeds of the sale of a note within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above under “—Consequences to Non-U.S. Holders—Payments of Interest” and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

You generally will be entitled to credit any amounts withheld under the backup withholding rules against your United States federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Pursuant to legislation commonly referred to as “FATCA” and regulations promulgated thereunder, payments to foreign entities of interest on, or gross proceeds from the sale or other dispositions of, debt obligations of a U.S. issuer will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on a note, and will apply to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019. You should consult your tax advisor regarding the possible effect of FATCA on your investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

J.P. Morgan Securities LLC and Mizuho Securities USA LLC are acting as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Name	Principal Amount of Notes
J.P. Morgan Securities LLC	$
Mizuho Securities USA LLC

Total	$

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes. The offering of the notes by the underwriters is subject to receipt and acceptance and to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer the notes directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement. Notes sold by the underwriters to dealers may be sold at the public offering price less a concession not to exceed     % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

The notes are a new issue of securities with no established trading market. There can be no assurance of a secondary market for the notes or the continued liquidity of such market if one develops. It is not anticipated that the notes will be listed on any securities exchange.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Sempra Energy
Per note		%

It is expected that delivery of the notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the third business day following the date of the pricing of the notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased from us by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $1,000,000.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some or all of the underwriters and/or their affiliates have acted and/or are acting as lenders to, and/or have from time to time performed and/or are performing certain investment banking, advisory, general financing, trustee and commercial banking and other commercial transactions and services for, us and/or our affiliates for which they have received and in the future may receive customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in other transactions with or perform other services for us and our affiliates in the ordinary course of their business for which they receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which may consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Conflicts of Interest

As described in this prospectus supplement under “Use of Proceeds,” a portion of the net proceeds of this offering will be used to repay outstanding commercial paper. One or more of the underwriters participating in this offering and/or their affiliates may hold positions in our commercial paper, and one or more of the underwriters may act as dealers under our commercial paper programs. To the extent that net proceeds from this offering are applied to repay our commercial paper held by any of the underwriters or their affiliates, they will receive proceeds of this offering through the repayment of that commercial paper. If 5% or more of the net proceeds of this offering (not including the underwriting discount) is used to repay our outstanding commercial paper held by at least one of the underwriters or their affiliates, this offering will be conducted in accordance with FINRA Rule 5121. In such event, such underwriter or underwriters will not confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State may not be made other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”), received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration

Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed or approved by any regulatory authority in Hong Kong. This prospectus supplement and the accompanying prospectus do not constitute an offer or invitation to the public in Hong Kong to acquire the notes. Accordingly, no person may issue or have in its possession for the purpose of issue, this prospectus supplement, the accompanying prospectus or any advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong, except (i) where the notes are only intended to be offered to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder), (ii) in circumstances which do not result in this prospectus supplement or the accompanying prospectus being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (“CO”), or (iii) in circumstances which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the notes is personal to the person to whom this prospectus supplement and the accompanying prospectus have been delivered, and a subscription for the notes will only be accepted from such person. No person to whom a copy of this prospectus supplement or the accompanying prospectus is issued may copy, issue or distribute this prospectus supplement or the accompanying prospectus to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about the contents of this prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

Japan

The notes offered hereby have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or benefit of a resident of Japan, except (i) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (“SFA”) by the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under

Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a)	a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b)	a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

the shares, debentures and units of shares and debentures of that corporation, and the beneficiaries’ rights and interest (howsoever described) in that trust, shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the notes except:

(1)	to an Institutional Investor, or an Accredited Investor or other Relevant Person, or to any person arising from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(2)	where no consideration is or will be given for the transfer; or

(3)	where the transfer occurs by operation of law.

Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus do not constitute a prospectus within the meaning of and have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offering, Sempra Energy or the notes has been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

LEGAL MATTERS

Latham & Watkins LLP will pass upon the validity of the notes and various other legal matters relating to the issuance and sale of the notes on behalf of Sempra Energy. Kimberly McDonnell, Associate General Counsel, Litigation, Regulatory & Environmental of Sempra Energy, will pass upon certain other legal matters relating to the issuance and sale of the notes on behalf of Sempra Energy. Sidley Austin LLP, San Francisco, California will act as counsel for the underwriters. Sidley Austin LLP from time to time represents Sempra Energy and certain of its subsidiaries in connection with certain legal matters.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in the accompanying prospectus by reference from Sempra Energy’s Annual Report on Form 10-K for the year ended December 31, 2016 and the effectiveness of Sempra Energy’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated therein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

SEMPRA ENERGY

Common Stock

Debt Securities

We may offer and sell our common stock and debt securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Sempra Energy’s common stock is listed on the New York Stock Exchange under the symbol “SRE.” On August 29, 2017, the last reported sale price of our common stock on the New York Stock Exchange was $118.78 per share.

Investing in our securities involves risks. See the information under the heading “Risk Factors” on page 5 of this prospectus, and any similar section contained in the applicable prospectus supplement, concerning factors you should consider before investing in our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 30, 2017.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described herein. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectus), together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market and industry data and forecasts that are based on independent industry publications, publicly available information and other information from third parties. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, market and industry data and forecasts that may be included and incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus may involve estimates, assumptions and other uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any related free writing prospectus, and under similar headings in documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Sempra,” “we,” “our” and “us” in this prospectus, we mean Sempra Energy and its consolidated subsidiaries, unless otherwise specified or unless the context otherwise requires. When we refer to “you,” we mean the potential holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Sempra Energy’s common stock is listed on the New York Stock Exchange under the symbol “SRE,” and reports, proxy statements and other information concerning Sempra Energy can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Our web site address is http://www.sempra.com. The information on, or that can be accessed through, our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are not complete and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the SEC on August 4, 2017.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 9, 2017.

•	Our Current Reports on Form 8-K, filed with the SEC on February 7, 2017, February 27, 2017, March 14, 2017 (both reports), May 11, 2017, May 16, 2017, June 9, 2017, July 17, 2017, August 24, 2017, August 25, 2017 and August 28, 2017.

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 5, 1998, including any amendment or report filed with the SEC for the purpose of updating such description.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Sempra Energy

488 8th Avenue

San Diego, California 92101

Attention: Corporate Secretary

Telephone: (619) 696-2000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

SEMPRA ENERGY

Sempra Energy, based in San Diego, California, is a Fortune 500 energy-services holding company whose operating units invest in, develop and operate energy infrastructure, and provide gas and electricity services to their customers in North and South America. Our operating units are Sempra Utilities, which includes our Southern California Gas Company, San Diego Gas & Electric Company and Sempra South American Utilities reportable segments; and Sempra Infrastructure, which includes our Sempra Mexico, Sempra LNG & Midstream and Sempra Renewables reportable segments.

Our California utility subsidiaries, Southern California Gas Company and San Diego Gas & Electric Company, serve a population of approximately 25 million. Natural gas service is provided throughout Southern California and portions of Central California through approximately 6.8 million meters. Electric service is provided throughout San Diego County and an adjacent portion of Orange County, both in Southern California, through approximately 1.4 million meters.

We originally filed our articles of incorporation with the Secretary of State of the State of California on October 11, 1996.

Our principal executive offices are located at 488 8th Avenue, San Diego, California 92101, and our telephone number is (619) 696-2000.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratios of earnings to fixed charges for Sempra and its consolidated subsidiaries for the periods indicated.

	Six Months Ended June 30, 2017	Year Ended December 31,
		2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges	3.96x	3.53x	3.37x	3.29x	3.26x	3.05x

DESCRIPTION OF COMMON STOCK

Unless indicated differently in a prospectus supplement or free writing prospectus, this section describes some of the terms of our common stock, articles of incorporation and bylaws. The following description is not complete and is qualified in its entirety by reference to our articles of incorporation and bylaws. Therefore, you should read carefully the more detailed provisions of our articles of incorporation and bylaws, which are incorporated by reference herein and filed as exhibits to the registration statement of which this prospectus is a part and may be obtained as described under “Where You Can Find More Information.” Unless otherwise expressly stated or the context otherwise requires, references to “we,” “us,” “our,” “Sempra Energy” and similar references under this caption “Description of Common Stock” mean Sempra Energy, excluding its subsidiaries.

The authorized capital stock of Sempra Energy consists of (i) 750,000,000 shares of Sempra Energy common stock, without par value, and (ii) 50,000,000 shares of preferred stock, without par value. As of July 28, 2017, there were 251,077,626 issued and outstanding shares of our common stock and no outstanding shares of our preferred stock. No other classes of capital stock are authorized under our articles of incorporation.

Common Stock

The holders of our common stock are entitled to receive, ratably, such dividends as our board of directors may from time to time declare, subject to any rights of holders of outstanding shares of our preferred stock to receive dividends before dividends may be paid on our common stock. Except as otherwise provided by law, each holder of our common stock is entitled to one vote per share on each matter submitted to a vote of our shareholders, subject to the voting rights, if any, of holders of outstanding shares of any series of our preferred stock, which could include the right to vote separately as a class or series, or the right to vote together with the common stock as a single class.

At each annual meeting of our shareholders, directors shall be elected to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. Pursuant to our bylaws, directors standing for election in an “uncontested election” (as defined below) shall be elected by the affirmative vote of a majority of the shares entitled to vote for them represented and voting at a duly held meeting at which a quorum is present (and such affirmative votes must also represent more than 25% of our outstanding shares). In any election of directors that is not an uncontested election, the candidates receiving the highest number of affirmative votes of the shares entitled to vote for them, up to the number of directors to be elected by those shares, shall be elected and votes against a director and votes withheld shall have no effect. The rights of holders of our common stock to elect directors are subject to the voting rights, if any, of holders of outstanding shares of any series of our preferred stock, which could include: (1) voting as a separate class or series, the right to elect one or more directors, or (ii) voting together with our common stock as a single class, the right to vote in the election of directors generally. Our bylaws define an “uncontested election” as, in general, an election of directors in which the number of candidates for election does not exceed the number of directors to be elected by our shareholders at that election, determined at the times specified in our bylaws. Our articles of incorporation provide that none of our shareholders may cumulate votes in the election of directors.

Our bylaws require us to include in our proxy materials for an annual meeting of stockholders the name of any person nominated for election to our board of directors by a stockholder or group of up to 20 stockholders who owned and have owned, or are acting on behalf of up to 20 beneficial owners who owned and have owned, in each case continuously for at least three years, at least 3% (determined as provided in our bylaws) of the aggregate voting power of our outstanding common stock and any other capital stock entitled to vote generally in the election of directors; provided that such stockholders give us written notice of such request within the time period set forth in our bylaws and such stockholders and their nominees satisfy the other requirements specified in our bylaws; and provided, further, that the number of such nominees whose names appear in our proxy materials shall not exceed the greater of (x) two nominees and (y) the largest whole number of nominees that does not exceed 20% of the number of our directors then in office, subject to possible reduction as provided in our bylaws.

In the event of any liquidation, dissolution or winding up of Sempra Energy, whether voluntary or involuntary, the holders of shares of our common stock, subject to any rights of the holders of outstanding shares of our preferred stock to receive distributions in such event before any distributions are made to holders of our common stock, are entitled to receive, ratably, any of our remaining assets after the discharge of our liabilities.

Holders of our common stock are not entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any redemption provisions, sinking fund provisions or conversion rights.

Preferred Stock

The board of directors of Sempra Energy is authorized, without the need for a vote or other action of our shareholders, to cause the issuance of shares of our preferred stock from time to time in one or more series and to determine the number of shares and designation of the preferred stock of any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon such series. Accordingly, our board of directors could cause the issuance of one or more series of our preferred stock ranking senior to the common stock with respect to dividends or distributions in the event of our liquidation, dissolution or winding up or with voting or other rights that could adversely affect the voting and other rights of holders of our common stock.

Anti-Takeover Effects of our Articles of Incorporation and Bylaws

Certain provisions of our articles of incorporation and bylaws could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions could also delay, deter or prevent a change of control or other takeover of our company that our shareholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and may also limit the price that investors are willing to pay in the future for our common stock. These provisions may also have the effect of preventing changes in our management. Our articles of incorporation and bylaws include anti-takeover provisions that:

•	authorize our board of directors, without a vote or other action by our shareholders, to cause the issuance of preferred stock in one or more series and, with respect to each series, to fix the number of shares constituting that series and to establish the rights, preferences, privileges and restrictions of that series, which may include dividend and liquidation rights and preferences, conversion rights, voting rights and other rights which may adversely affect the voting or other rights and the economic interests of holders of our common stock;

•	establish advance notice requirements and procedures for stockholders to submit nominations of candidates for election to our board of directors and to propose other business to be brought before a shareholders meeting;

•	provide that vacancies in our board of directors, including vacancies created by the removal of any director, may be filled by a majority of the directors then in office or by the sole remaining director;

•	provide that no shareholder may cumulate votes in the election of directors, which means that the holders of a majority of our outstanding shares of common stock can elect all directors standing for election by our common shareholders;

•	require that any action to be taken by our shareholders must be taken either (1) at a duly called annual or special meeting of shareholders or (2) by the unanimous written consent of all of our shareholders, unless our board of directors, by resolution adopted by two-thirds of the authorized number of directors, waives the foregoing provision in any particular circumstance; and

•	require action by shareholders holding not less than 1/10th of the voting power of our capital stock in order for our shareholders to call a special meeting of shareholders.

Limitation on Liability of Directors; Indemnification of Directors and Officers

Our articles of incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Section 317 of the Corporations Code of the State of California permits a corporation to provide indemnification to its directors, officers and agents under certain circumstances. Our bylaws provide for mandatory indemnification of our directors and officers, subject to the limitations set forth therein. In addition, our articles of incorporation provide us with the power to provide indemnification for liability for monetary damages incurred by directors, officers and other agents of the corporation, subject to certain limitations, in excess of the indemnification otherwise expressly permitted by Section 317 of the Corporations Code. We believe that this limitation of liability and these indemnification provisions are useful to attract and retain qualified directors and officers.

Listing of our Common Stock

Our common stock is listed on the New York Stock Exchange under the symbol “SRE.”

Registrar and Transfer Agent

The registrar and transfer agent for our common stock is American Stock Transfer & Trust Company LLC.

DESCRIPTION OF DEBT SECURITIES

Unless indicated differently in a prospectus supplement or a free writing prospectus, the following description sets forth some of the general terms and provisions of the debt securities that Sempra Energy may offer by this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities. Unless otherwise expressly stated or the context otherwise requires, references to “we,” “us,” “our,” “Sempra Energy” and similar references under this caption “Description of Debt Securities” mean Sempra Energy excluding its subsidiaries.

The senior debt securities will be governed by the senior indenture and the subordinated debt securities will be governed by the subordinated indenture. Each indenture gives us the issuer broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the series modify the terms of the applicable indenture will be described in the accompanying prospectus supplement, or a free writing prospectus, relating to such series of debt securities.

Each indenture contains the full legal text of the matters described in this section. The following description of certain provisions of the indentures and our debt securities is not complete and is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of terms used in such indenture, and by the certificates evidencing the debt securities of each series, copies of which have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part or to a document incorporated by reference in this prospectus and which may be obtained as described under “Where You Can Find More Information.” We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference into this prospectus and the applicable prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or free writing prospectus.

General

Sempra Energy may issue an unlimited amount of debt securities under the indentures in one or more series. Sempra Energy is not required to issue all debt securities of one series at the same time and, unless otherwise provided in a prospectus supplement, may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

The debt securities of Sempra Energy will be its unsecured obligations.

Before the issuance of each series of debt securities, the terms of the debt securities of the applicable series will be specified in either a supplemental indenture or in one or more officers’ certificates of Sempra Energy. We refer you to the applicable prospectus supplement for a description of the following terms of each series of debt securities:

(a)	the title of the debt securities;

(b)	any limit upon the aggregate principal amount of the debt securities;

(c)	the person to whom any interest on a security of the series shall be payable, if other than the person in whose name that security is registered;

(d)	the date or dates on which principal will be payable or how to determine the dates;

(e)	the rate or rates or method of determination of interest; the date or dates from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates”; and any record dates for the interest payable on the interest payment dates;

(f)	the right, if any, to extend the interest payment periods, and the terms of any such extensions;

(g)	the place or places where principal of and any premium and interest on the debt securities will be payable and whether, if acceptable to the trustee, any principal of such securities will be payable without presentation or surrender thereof;

(h)	the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which Sempra Energy may redeem the debt securities, in whole or in part, and the manner in which any election by Sempra Energy to redeem the debt securities shall be evidenced;

(i)	any obligation of Sempra Energy to redeem or purchase debt securities pursuant to any sinking fund, purchase fund or similar provision, or any option of the registered holder to require us to redeem or purchase debt securities, and the terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part;

(j)	the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

(k)	if the amount of principal or any premium or interest on any debt securities may be determined with reference to an index or pursuant to a formula and the manner in which such amounts will be determined;

(l)	the currency, currencies or currency units in which the principal of and any premium or interest on the debt securities will be payable, if other than United States dollars, and the manner of determining the equivalent thereof in United States dollars;

(m)	if at the election of Sempra Energy or the holder, the payments of principal of or any premium or interest on the debt securities will be payable in one or more currencies or currency units other than those in which the debt securities are stated to be payable, the terms and conditions upon which such election is to be made and the manner in which such amounts shall be determined;

(n)	the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

(o)	the amount which will be deemed to be the principal amount of the debt securities as of any date or dates before the stated maturity date, if the principal amount will not be determinable as of any such date or dates prior to the stated maturity date, including the amount which will be due and payable or outstanding as of any such date;

(p)	if the sections of the indenture providing for defeasance do not apply to any debt securities;

(q)	whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities;

(r)	any addition, modification or deletion of any Events of Default or covenants provided in the indenture with respect to debt securities and any change in the acceleration provisions with respect to the debt securities;

(s)	any addition to or change in the covenants set forth in the indenture with respect to the debt securities; and

(t)	any other terms of the debt securities.

(See Section 301.)

Ranking

The senior debt securities will be the unsecured and unsubordinated obligations of Sempra Energy. The indebtedness represented by the senior debt securities will rank equally in right of payment with all other unsecured and unsubordinated debt of Sempra Energy. The indebtedness represented by the subordinated debt securities will rank junior and subordinate in right of payment to the prior payment in full of the senior debt of Sempra Energy, to the extent and in the manner set forth under the caption “—Subordination” below and as may be set forth in a prospectus supplement. The debt securities are obligations of Sempra Energy exclusively, and are not the obligations of any of its subsidiaries. Because Sempra Energy conducts its operations primarily through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries, the debt securities will be effectively subordinated to all existing and future indebtedness and other liabilities of Sempra Energy’s subsidiaries.

Holding Company Structure

Sempra Energy conducts its operations primarily through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, Sempra Energy’s cash flow and its ability to meet its obligations under its debt securities are dependent upon the earnings of its subsidiaries and the distribution or other payment of these earnings to Sempra Energy in the form of dividends or loans or advances and repayment of loans and advances from Sempra Energy. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Sempra Energy debt securities or to make any funds available for payment of amounts due on these debt securities.

Because Sempra Energy is a holding company, its obligations under the debt securities will be structurally subordinated to all existing and future liabilities of its subsidiaries. Therefore, Sempra Energy’s rights and the rights of its creditors, including the rights of the holders of the debt securities issued by Sempra Energy, to participate in the assets of any subsidiary upon the liquidation or reorganization of the subsidiary will be subject to the prior claims of the subsidiary’s creditors. To the extent that Sempra Energy may itself be a creditor with recognized claims against any of its subsidiaries, Sempra Energy’s claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary that are senior to the claims held by Sempra Energy. Sempra Energy expects to incur, and expects that its subsidiaries will incur, substantial additional amounts of indebtedness.

Payment of Debt Securities—Interest

Unless indicated differently in a prospectus supplement, Sempra Energy will pay interest on the debt securities on each interest payment date by check mailed to, or by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least 15 days prior to the date for payment by, the persons in whose name the debt securities are registered as of the close of business on the regular record date relating to the interest payment date.

However, if we default in paying interest on a debt security, we will pay defaulted interest in either of the two following ways:

(a)	We will first propose to the trustee a payment date for the defaulted interest. Next, the trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between ten and 15 days before the proposed payment date. Finally, we will pay the defaulted interest on the payment date to the registered holder of the debt security as of the close of business on the special record date.

(b)	Alternatively, we can propose to the trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities are listed for trading. If the trustee thinks the proposal is practicable, payment will be made as proposed.

(See Section 307.)

Payment of Debt Securities—Principal

Sempra Energy will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the paying agent, which initially will be the trustee or such other paying agent designated in accordance with the applicable indenture. Any other paying agent initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement.

If any interest payment date, redemption date or the maturity date of the debt securities is not a business day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.

In its discretion, Sempra Energy may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer, but must at all times maintain a place of payment of the debt securities and a place for registration of transfer of the debt securities in the Borough of Manhattan, the City of New York. (See Section 1002.)

Form; Transfers; Exchanges

Unless otherwise provided in the applicable prospectus supplement or free writing prospectus, the debt securities will be issued:

(a)	only in fully registered form;

(b)	without interest coupons; and

(c)	in denominations that are even multiples of $1,000.

You may have your debt securities divided into debt securities of smaller authorized denominations or combined into debt securities of larger authorized denominations, as long as the total principal amount is not changed. This is called an “exchange.” (See Section 305.)

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. Sempra Energy may appoint another agent or act as its own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers. (See Section 305.)

In our discretion, we may change the place for registration of transfer of the debt securities and may remove and/or appoint one or more additional security registrars. (See Sections 305 and 1002.)

There will be no service charge for any transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

We may block the transfer or exchange of (a) debt securities during a period of 15 days before giving any notice of redemption or (b) any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

Events of Default

Unless indicated differently in a prospectus supplement, an “event of default” occurs with respect to the debt securities of any series if:

(a)	Sempra Energy does not pay any interest on any debt securities of the applicable series within 30 days of the due date;

(b)	Sempra Energy does not pay any principal of or premium on any debt securities of the applicable series on the due date;

(c)	Sempra Energy does not make a sinking fund payment with respect to any debt securities of the applicable series when due;

(d)	Sempra Energy remains in breach of a covenant or warranty (excluding covenants and warranties solely applicable to another series of debt securities issued under the applicable indenture) in the applicable indenture or the debt securities of the applicable series for 60 days after there has been given to Sempra Energy, by registered or certified mail, a written notice of default specifying such default or breach and requiring remedy of the default or breach; the notice must be sent by either the trustee or registered holders of at least 25% of the principal amount of the outstanding debt securities of the applicable series;

(e)	default occurs under any bond, note, debenture or other instrument evidencing any indebtedness for money borrowed by Sempra Energy, excluding any of its subsidiaries (including a default with respect to any other series of debt securities issued under the applicable indenture), or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Sempra Energy (or the payment of which is guaranteed by Sempra Energy), excluding any of its subsidiaries, whether such indebtedness or guarantee exists on the date of the applicable indenture or is issued or entered into following the date of the applicable indenture, if:

(1)	either:

•	such default results from the failure to pay any such indebtedness when due; or

•	as a result of such default the maturity of such indebtedness has been accelerated prior to its expressed maturity; and

(2)	the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay any such indebtedness when due or the maturity of which has been so accelerated, aggregates at least $25 million;

(f)	Sempra Energy files for bankruptcy, or other specified events in bankruptcy, insolvency, receivership or reorganization occur with respect to Sempra Energy; or

(g)	any other event of default specified in the applicable prospectus supplement for such series occurs.

(See Section 501.)

No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the applicable indenture.

As of August 30, 2017, the terms of approximately $1.75 billion aggregate principal amount of outstanding senior debt securities that we previously issued under the senior indenture (the “prior senior debt securities”) included the event of default described in clause (e) of the first paragraph under the heading “Events of Default” (a so-called “cross-default” event of default), with a threshold amount of at least $25 million. However, Sempra Energy anticipates that the senior debt securities offered hereby will not include a “cross-default” event of default. Accordingly, if a series of debt securities offered hereby does not include a “cross-default” event of default, then the principal of and interest on the prior senior debt securities may be declared due and payable immediately upon the occurrence of a “cross-default” event of default, while the holders of the senior debt securities of such series offered hereby will not be entitled to accelerate such debt securities as a result of such event.

Remedies

Acceleration

If an event of default occurs and is continuing with respect to any series of debt securities, then either the trustee or the registered holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series, together with accrued and unpaid interest thereon, to be due and payable immediately. (See Section 502.)

Rescission of Acceleration

After the declaration of acceleration has been made with respect to any series of debt securities and before the trustee has obtained a judgment or decree for payment of the money due, the declaration and its consequences will be rescinded and annulled, if:

(a)	Sempra Energy pays or deposits with the trustee a sum sufficient to pay:

(1)	all overdue interest on the debt securities of that series, other than interest which has become due by declaration of acceleration;

(2)	the principal of and any premium on the debt securities of that series which have become due, otherwise than by the declaration of acceleration, and overdue interest on these amounts;

(3)	interest on overdue interest, other than interest which has become due by declaration of acceleration, on the debt securities of that series to the extent lawful; and

(4)	all amounts due to the trustee under the applicable indenture; and

(b)	all events of default with respect to the debt securities of that series, other than the nonpayment of the principal and interest which has become due solely by the declaration of acceleration, have been cured or waived as provided in the applicable indenture.

(See Section 502.)

For more information as to waiver of defaults, see “—Waiver of Default and of Compliance” below.

Control by Registered Holders; Limitations

If an event of default with respect to the debt securities of any series occurs and is continuing, the registered holders of a majority in principal amount of the outstanding debt securities of that series, voting as a single class, without regard to the holders of outstanding debt securities of any other series that may also be in default, will have the right to direct the time, method and place of:

(a)	conducting any proceeding for any remedy available to the trustee with respect to the debt securities of that series; and

(b)	exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

These rights of registered holders to give directions are subject to the following limitations:

(a)	the registered holders’ directions do not conflict with any law or the applicable indenture; and

(b)	the direction is not unduly prejudicial to the rights of holders of the debt securities of that series who do not join in that action.

The trustee may also take any other action it deems proper which is consistent with the registered holders’ direction. (See Sections 512 and 603.)

In addition, each indenture provides that no registered holder of debt securities of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the applicable indenture or for the appointment of a receiver or for any other remedy thereunder unless:

(a)	that registered holder has previously given the trustee written notice of a continuing event of default;

(b)	the registered holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with the request; and

(c)	for 60 days after receipt of the notice, the trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of that series.

Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders of debt securities. (See Section 507.)

However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Section 508.)

Notice of Default

The trustee is required to give the registered holders of debt securities of the affected series notice of any default under the applicable indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in clause (d) under “—Events of Default,” no notice shall be given to such registered holders until at least 30 days after the occurrence of the default. The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of the notice to be in the interests of the registered holders. (See Section 602.)

We will furnish the trustee with an annual statement as to our compliance with the conditions and covenants in the applicable indenture.

Waiver of Default and of Compliance

The registered holders of a majority in aggregate principal amount of the outstanding debt securities of any series, voting as a single class, without regard to the holders of outstanding debt securities of any other series, may waive, on behalf of all registered holders of the debt securities of that series, any past default under the applicable indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the applicable indenture that cannot be amended without the consent of the registered holder of each outstanding debt security of that series. (See Section 513.)

Unless indicated differently in a prospectus supplement, compliance with certain covenants in the applicable indenture or otherwise provided with respect to debt securities of any series may be waived before the time specified for compliance by the registered holders of a majority in aggregate principal amount of the debt securities of such series. (See Section 1006.)

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

Sempra Energy has agreed not to consolidate or merge with or into any other entity, or to sell, transfer, lease or otherwise convey its properties and assets as an entirety or substantially as an entirety to any entity, unless:

(a)	(i) it is the continuing entity (in the case of a merger), or (ii) the successor entity formed by such consolidation or into which it is merged or which acquires by sale, transfer, lease or other conveyance its properties and assets, as an entirety or substantially as an entirety, is a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the debt securities and the performance of all of the covenants under the indenture; and

(b)	immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default under the applicable indenture, has or will have occurred and be continuing.

Neither the applicable indenture nor the debt securities contain any financial or other similar restrictive covenants.

(See Section 801.)

Modification of Indenture

Without Registered Holder Consent. Without the consent of any registered holders of debt securities, Sempra Energy and the trustee may enter into one or more supplemental indentures to either indenture for any of the following purposes:

(a)	to evidence the succession of another entity to Sempra Energy; or

(b)	to add one or more covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon Sempra Energy; or

(c)	to add any additional events of default for all or any series of debt securities; or

(d)	to add or change any of the provisions of the applicable indenture to the extent necessary to permit or facilitate the issuance of debt securities in bearer form or to facilitate the issuance of debt securities in uncertificated form; or

(e)	to change or eliminate any provision of the applicable indenture so long as the change or elimination does not apply to any debt securities entitled to the benefit of such provision or to add any new provision to the applicable indenture (in addition to the provisions which may otherwise be added to the applicable indenture pursuant to the other clauses of this paragraph) so long as the addition does not apply to any outstanding debt securities; or

(f)	to provide security for the debt securities of any series; or

(g)	to establish the form or terms of debt securities of any series, as permitted by the applicable indenture; or

(h)	to evidence and provide for the acceptance of appointment of a separate or successor trustee; or

(i)	to cure any ambiguity, defect or inconsistency, or to make any other changes that do not adversely affect the interests of the holders of debt securities of any series under the applicable indenture in any material respect.

(See Section 901.)

With Registered Holder Consent. Subject to the following sentence, Sempra Energy and the trustee may, with some exceptions, amend or modify the applicable indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of each series affected by the amendment or modification. However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security affected thereby:

(a)	change the stated maturity of the principal or interest on any debt security or reduce the principal amount, interest or premium payable or change any place of payment where or the currency in which any debt security is payable, or impair the right to bring suit to enforce any payment;

(b)	reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver; or

(c)	modify certain provisions in the applicable indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

A supplemental indenture which changes or eliminates any provision of the applicable indenture expressly included solely for the benefit of holders of debt securities of one or more particular series will be deemed not to affect the interests under the applicable indenture of the holders of debt securities of any other series.

(See Section 902.)

Defeasance

The indentures provide, unless the terms of the particular series of debt securities provide otherwise, that Sempra Energy may, upon satisfying several conditions, cause it to be discharged from its obligations, with some exceptions, with respect to any series of debt securities, which we refer to as “defeasance.”

One condition Sempra Energy must satisfy is the irrevocable deposit with the trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on those debt securities on the maturity dates of the payments or upon redemption.

In addition, Sempra Energy will be required to deliver an opinion of counsel to the effect that a holder of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, at the same times and in the same manner as if that defeasance had not occurred. The opinion of counsel must be based upon a ruling of the Internal Revenue Service or a change in law after the date of the applicable indenture.

(See Article XIII.)

Satisfaction and Discharge

The applicable indenture will cease to be of further effect with respect to any series of debt securities, and we will be deemed to have satisfied and discharged all of our obligations under the applicable indenture, except as noted below, when:

•	all outstanding debt securities of such series have become due or will become due within one year at their stated maturity or on a redemption date; and

•	Sempra Energy deposits with the trustee, in trust, funds that are sufficient to pay and discharge all remaining indebtedness on the outstanding debt securities of such series.

Sempra Energy will remain obligated to pay all other amounts due under the applicable indenture and to perform certain ministerial tasks as described in the applicable indenture.

(See Section 401.)

Resignation and Removal of the Trustee; Deemed Resignation

The trustee with respect to any series of debt securities may resign at any time by giving written notice to us. The trustee may also be removed with respect to the debt securities of any series by act of the registered holders of a majority in principal amount of the then outstanding debt securities of such series. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the applicable indenture. Under certain circumstances, Sempra Energy may appoint a successor trustee with respect to such series of debt securities, and if the successor trustee accepts, the trustee will be deemed to have resigned. (See Section 610.)

Subordination

Unless indicated differently in a prospectus supplement, Sempra Energy’s subordinated debt securities of each series will be subordinated in right of payment to the prior payment in full of all its senior debt. This means that upon:

(a)	any payment by, or distribution of the assets of, Sempra Energy upon its dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings; or

(b)	a failure to pay any senior debt or interest thereon when due and continuance of that default beyond any applicable grace period; or

(c)	acceleration of the maturity of any senior debt as a result of a default;

the holders of all of Sempra Energy’s senior debt will be entitled to receive:

•	in the case of clause (a) above, payment of all amounts due or to become due on all senior debt; and

•	in the case of clauses (b) and (c) above, payment of all amounts due on all senior debt,

before the holders of any of the subordinated debt securities are entitled to receive any payment. So long as any of the events in clauses (a), (b), or (c) above has occurred and is continuing, any amounts payable on the subordinated debt securities will instead be paid directly to the holders of all senior debt to the extent necessary to pay the senior debt in full and, if any payment is received by the subordinated indenture trustee under the subordinated indenture or the holders of any of the subordinated debt securities before all senior debt is paid in full, the payment or distribution must be paid over to the holders of the unpaid senior debt. Subject to paying the senior debt in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior debt to receive payments applicable to the senior debt until the subordinated debt securities are paid in full. (See Sections 1401 and 1403.)

“Senior debt” means with respect to the subordinated debt securities, the principal of, and premium, if any, and interest on and any other payment in respect of indebtedness due pursuant to any of the following, whether outstanding on the date the subordinated indenture is executed or thereafter incurred, created or assumed:

(a)	all of the indebtedness of Sempra Energy evidenced by notes, debentures, bonds or other securities sold by it for money or other obligations for money borrowed;

(b)	all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by Sempra Energy or in effect guaranteed by Sempra Energy through an agreement to purchase, contingent or otherwise, as applicable; and

(c)	all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) and (b),

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same by its terms provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with such securities. (See Section 101.)

Due to the subordination, if assets of Sempra Energy are distributed upon insolvency, certain of its general creditors may recover more, ratably, than holders of subordinated debt securities. The subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the defeasance provisions of the applicable subordinated indenture, as the case may be. (See Section 1410.)

The subordinated debt securities and the subordinated indenture do not limit Sempra Energy or any of its subsidiaries’ ability to incur additional indebtedness, including indebtedness that will rank senior to subordinated debt securities. Sempra Energy expects that it will incur, and that its subsidiaries will incur, substantial additional amounts of indebtedness in the future. (See Section 301.)

Conversion Rights

The terms and conditions of any series of debt securities being offered that are convertible into common stock of Sempra Energy will be set forth in a prospectus supplement. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or Sempra Energy, the events requiring an adjustment of the conversion price and provisions affecting conversion if such series of debt securities are redeemed.

Miscellaneous Provisions

Each indenture provides that certain debt securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “—Satisfaction and Discharge” above, will not be deemed to be “outstanding” in determining whether the registered holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of registered holders for quorum purposes. (See Section 101.)

Sempra Energy will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding debt securities of any series entitled to give or take any demand, direction, consent or other action under the applicable indenture, in the manner and subject to the limitations provided in the applicable indenture. In certain circumstances, the trustee also will be entitled to set a record date for action by registered holders of any series of outstanding debt securities. If a record date is set for any action to be taken by registered holders of particular debt securities, the action may be taken only by persons who are registered holders of the respective debt securities on the record date. (See Section 104.)

Governing Law

Each indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of New York. (See Section 112.)

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the debt securities of each series initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through agents;

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through a combination of any of the foregoing methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Sempra Energy. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated by reference in this prospectus from Sempra Energy’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Sempra Energy’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are also incorporated by reference herein. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$            Floating Rate Notes due 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan

Mizuho Securities

                    , 2017